Exhibit 2.1

PURCHASE AGREEMENT

Parties:	The Providence Service Corporation a Delaware corporation (“Buyer”) c/o 5524 East Fourth Street Tucson, Arizona 85711

Maple Services, LLC a Colorado limited liability company (“Maple Services”) 3908 Cottage Drive Colorado Springs, CO 80920

Maple Star Nevada a Nevada corporation (“Maple Star”) 100 Washington Street Reno, NV 89503

763667 Alberta Ltd. (“Alberta”) 1621 Broadview Road, N.W. Calgary, Alberta T2N 3H2

1239658 Ontario Inc. (“Ontario”) 59 MacPherson Avenue Toronto, Ontario M5R 1W7

Hamilton C. Hudson (“Hudson”) 1621 Broadview Road, N.W. Calgary, Alberta T2N 3H2

Hudson Family Trust (“Hudson Trust”) c/o Hamilton C. Hudson 1621 Broadview Road, N.W. Calgary, Alberta T2N 3H2

Leonard Rutman (“Rutman”) 59 MacPherson Avenue Toronto, Ont. M5R 1W7

The Rutman Family Trust (“Rutman Trust”) c/o Leonard Rutman 59 MacPherson Avenue Toronto, Ont. M5R 1W7

Kay Hudson (“Guarantor”) 1621 Broadview Road, N.W. Calgary, Alberta T2N 3H2

Dated as of: August 22, 2005

Background: Hudson and Hudson Trust own all the issued and outstanding equity interests in Alberta. Rutman and Rutman Trust own all the issued and outstanding equity interests in Ontario. Alberta and Ontario are collectively referred to herein as the “Seller” and Hudson, Hudson Trust, Rutman and Rutman Trust are collectively referred to herein as the “Shareholders.” Alberta and Ontario each own 50% of the capital stock and membership interests, as applicable (“Equity Interests”), in Maple Services and Maple Star (the “Maple Companies”). Buyer desires to purchase, and Seller desires to sell, all of its Equity Interests in the Maple Companies free and clear of any Encumbrances, upon the terms and conditions set forth in this Agreement (the “Transaction”). Maple Services serves as a manager, through certain management agreements, of Maple Star, Maple Star Colorado, a Colorado non-profit corporation (“MS Colorado”) and Maple Star Oregon, Inc., an Oregon non-profit corporation (“MS Oregon”). Together, Maple Services, Maple Star, MS Colorado and MS Oregon are referred to as the “Maple Group”. Each member of the Maple Group is engaged in the Business.

Intending to be legally bound, in consideration of the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein, the parties hereto agree as follows:

SECTION 1. DEFINED TERMS

Certain defined terms used in this Agreement and not specifically defined in context are defined in this Section 1 as follows:

1.1 “Accounting Firm” shall have the meaning set forth in Section 2.2.3.5.

1.2 “Accounts Receivable” means: (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract; (b) any note receivable; or (c) any other receivable or right to payment of any nature generally considered an accounts receivable under GAAP.

1.3 “Actual Capital Expenditures” shall have the meaning set forth in Section 6.5 herein.

1.4 “Actual Working Capital” shall have the meaning given to such term in Section 2.2.3.2.

1.5 “Actual Working Capital Dispute Notice” shall have the meaning given to such term in Section 2.2.3.3 herein.

1.6 “Actual Working Capital Statement” shall have the meaning given to such term in Section 2.2.3.2 herein.

1.7 “Alberta” shall have the meaning given to such term in the preamble.

1.8 “Ancillary Documents” shall have the meaning given to such term in Section 12.4 herein.

1.9 “Asset” means any real, personal, mixed, tangible or intangible property of any nature, including Cash Assets, prepayments, deposits, escrows, Accounts Receivable, Tangible Property, Real Property, Software, Contract Rights, Intangibles and goodwill, and claims, causes of action and other legal rights and remedies.

1.10 “Business” shall mean the business of the provision of any of the following services or combination thereof: home and community-based social services (including foster care services) to government sponsored clients which includes, without limitation, shelter care, treatment foster care, rehabilitation skills service, day treatment, therapeutic care homes, respite care, intensive community based services (home based counseling), transitional care reintegration, alternative living services for juvenile corrections and child welfare populations.

1.11 “Buyer” shall have the meaning set forth in the preamble.

1.12 “Cash Assets” means any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets of the Maple Companies.

1.13 “CERCLA” shall have the meaning set forth in Section 3.2.1 herein.

1.14 “Closing” shall have the meaning given to such term in Section 5.1 herein.

1.15 “Closing Date” shall have the meaning given to such term in Section 5.1 herein.

1.16 “Closing Date Payment” shall have the meaning given to such term in Section 2.2.2.1 herein.

1.17 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.18 “Consent” means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any applicable, notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing), of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

1.19 “Contract” means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding if any nature, including without limitation sales orders, purchase orders, leases, subleases, data processing agreements, service agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

1.20 “Contract Right” means any right, power or remedy of any nature under any Contract, including rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party’s Obligations, rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

1.21 “Current Assets” shall mean the aggregate dollar value of the accounts receivable, prepaid expenses, petty cash and deposits as determined in accordance with GAAP.

1.22 “Current Liabilities” shall mean the aggregate dollar value of the accounts payable, accrued payroll, accrued vacation, accrued expenses and other payables as determined in accordance with GAAP.

1.23 “Defense” shall have the meaning given to such term in Section 10.3.2 herein.

1.24 “Dispute Notice” shall have the meaning given to such term in Section 2.2.2.2 herein.

1.25 “Domain Names” shall have the meaning given to such term in Section 3.13.6 herein.

1.26 “Earn-Out” shall have the meaning given to such term in Section 2.2.2.2 herein.

1.27 “Earn-Out Calculation” shall have the meaning given to such term in Section 2.2.2.2 herein.

1.28 “Earn-Out Term” shall have the meaning given to such term in Section 2.2.2.2 herein.

1.29 “EBITDA” shall mean earnings before income tax, depreciation and amortization as such items are calculated in accordance with GAAP as modified herein; such calculation of EBITDA shall not take into account any management fee(s) of Buyer or any of its Related Parties and the expenses included in such calculation shall include direct operating expenses only, consistent with Maple Companies’ past practice.

1.30 “Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, or “qualified asset account” within the meaning of Section 419A of the Code, and any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature; but not including employment Contracts with individual employees.

1.31 “Encumbrance” means any liens, superlien, security interest, pledge, right of first refusal, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden or charge of any nature.

1.32 “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

1.33 “Environmental Laws” means all applicable Laws (including consent decrees and administrative orders) relating to the public health and safety and protection of the environment, including those governing the use, handling, storage, transportation and disposal or remediation of Hazardous Substances and governing the regulation of medical infections or biohazardous waste or substances as such terms are defined under applicable Laws, all as amended.

1.34 “Equity Interests” shall have the meaning set forth in the preamble.

1.35 “Escrow Amount” shall have the meaning set forth in Section 2.2.2.1.

1.36 “Escrow Agreement” shall have the meaning set forth in Section 8.1.14.

1.37 “Estimated Working Capital” shall have the meaning set forth in Section 2.2.3.

1.38 “Final Working Capital” shall have the meaning given to such term in Section 2.2.3.6 herein.

1.39 “Financial Statements” shall have the meaning given to such term in Section 3.6.2 herein.

1.40 “Formation Date” means the earliest date upon which an Entity in the Maple Group was formed, as applicable.

1.41 “GAAP” means generally accepted accounting principles under current United States accounting rules and regulations, consistently applied except for (x) the inclusion of financial statement notes, (y) the inclusion of cash flow statements, and (z) the provision of goodwill for MS Colorado which is calculated on a tax basis.

1.42 “Government Body” means any federal, state, county, local, municipal governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board (including any federal, state or local board(s) of medicine), instrumentality, organization, unit, body or Entity or any court or other tribunal), entitled to exercise any administrative, executive, judicial, legislative, policy regulatory or taxing authority or power, including any accreditation body.

1.43 “Governmental Program” shall mean (i) any plan program which, whether directly, through insurance, or otherwise is funded, in whole or in part, by the United States Government, (ii) any plan or program funded by any state, country or local governmental authority, or (iii) any other applicable third party payers which are a Government Body and which provide payment or reimbursement for any services provided as part of the Business.

1.44 “Guarantor” shall have the meaning given to such term in the preamble.

1.45 “Hazardous Substances” means any substance, waste (including Medical Waste), contaminant, pollutant or material that has been determined by any Government Body to be capable of posing a risk of injury or damage to health, safety, property or the environment, including (a) all substances, wastes, contaminants, pollutants and materials defined, designated or regulated as hazardous, dangerous toxic pursuant to any Law, and (b) asbestos, polychlorinated biphenyls (“PCB’s”), petroleum, petroleum products and urea formaldehyde.

1.46 “Hudson” shall have the meaning given to such term in the preamble.

1.47 “Identified Employee” or “Identified Employees” means individually or collectively, Barbara deCastro, Malla Wheatly, Debbie Grebenik and Joseph Hudson.

1.48 “including” means including but not limited to.

1.49 “Indemnification Matter” shall have the meaning given to such term in Section 10.3 herein.

1.50 “Indemnification Notice” shall have the meaning given to such term in Section 10.3.1 herein.

1.51 “Indemnitee” and “Indemnitor” shall have the meanings given to such terms in Section 10.3 herein.

1.52 “Insurance Policy” means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker’s compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors’ and officers’ liability, or other insurance policy of any nature.

1.53 “Intangible” means any name, corporate name, domain name, fictitious name, Domain Name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, symbol, slogan, trade secret, know-how, patent, patent application, copyright, copyright application, Web site, design, logo, formula, invention, product right, technology, Software, or other intangible asset of any nature, whether in use, operational, active, under development or design, non-operative, or inactive, owned, marketed, maintained, supported, used, licensed or otherwise held for use by, or licensed to or with respect to which rights are granted to, a Person, whether arising under statutory or common law in any jurisdiction or otherwise, and includes, without limitation, any and all Intellectual Property Rights in and to the foregoing.

1.54 “Intellectual Property Right” means any and all intellectual property rights (throughout the universe, in all media, now existing or created in the future, and for the entire duration of such rights) arising under statutory or common law, contract, or otherwise, and whether or not perfected, including without limitation, all (a) patents, reissues and reexamined patents, and patent applications, whenever filed and wherever issued, and all priority rights resulting from such applications; (b) rights associated with works of authorship including, but not limited to, copyrights, moral rights, copyright applications, copyright registrations, and rights to prepare derivative works; (c) rights relating to the protection of trade secrets and confidential information; (d) rights in trademarks, service marks, trade names, logos, symbols, and the like; (e) rights analogous to those set forth in this definition and any and all other proprietary rights relating to intangible property; and (f) divisions, continuations, continuations-in-part, substitutes, renewals, reissues and extensions of the foregoing (as and to the extent applicable) now existing, hereafter filed, issued, or acquired.

1.55 “Judgment” means any order, writ, injunction, citation, award, decree, administrative order or agreement or other judgment of any nature of any Government Body.

1.56 “Law” means any provision of any foreign, federal, state or local law, common law, statute, ordinance, charter, constitution, treaty, code, rule, regulation or guideline.

1.57 “Leased Real Property” shall have the meaning given to such term in Section 3.12.2 herein.

1.58 “Loss” or “Losses” shall have the meanings given to such terms in Section 10.1 herein.

1.59 “Maple Companies” shall have the meaning set forth in the preamble.

1.60 “Maple Group” shall have the meaning set forth in the preamble.

1.61 “Maple Group Intangibles” means any Intangible that is used, held for use, marketed, maintained, supported, operated, under development or design, licensed, or with respect to which rights are granted in connection with, related to, pursuant to, in the conduct of, or as part of the Business, or any Intangible that is owned, in whole or in part, solely or jointly with one or more other Persons, by the Maple Group.

1.62 “Maple Group Web Sites” shall have meaning given to such term in Section 3.13.8 herein.

1.63 “Maple Star” shall have the meaning set forth in the preamble.

1.64 “Maple Services” shall have the meaning set forth in the preamble.

1.65 “Material Adverse Effect” means any state of facts, change, event, effect or occurrence (which when taken together with all other states of fact, changes, events, effects or occurrences) (i) that is, or may be reasonably likely to be, adverse to (a) the operations, financial condition, financial performance or prospects of any of the Maple Group or (b) any of the Assets or Obligations of any of the Maple Group, and (ii) which adverse effect is or will be material, under either GAAP or applicable legal principles, to any of the Maple Group.

1.66 “Medical Waste” means (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals, (viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste, (xi) any substance, pollutant, material or contaminant listed or regulated under any Law and (xii) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

1.67 “Medical Waste Laws” means the following, including regulations promulgated and orders issued thereunder, as in effect on the date hereof and the Closing Date: (i) The Medical Waste Tracking Act of 1988, 42 USC § 6992 et seq., (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USC § 2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USC § 1401 et seq., (iv) the Occupational Safety and Health Act, 29 USC § 651 et seq., (v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) any Laws insofar as they are applicable to assets or operations of the Maple Companies, its facilities and the Business which purports to regulate Medical Waste or impose requirements relating to Medical Waste.

1.68 “Monthly Balance Sheet” shall have the meaning set forth in Section 6.5 herein.

1.69 “Monthly Financial Statements” shall have the meaning set forth in Section 6.5 herein.

1.70 “MS Colorado” shall have the meaning set forth in the preamble.

1.71 “MS Oregon” shall have the meaning set forth in the preamble.

1.72 “Negative Working Capital Balance” shall have the meaning given to such term in Section 2.2.3.6 herein.

1.73 “Obligation” means any debt, liability or obligation of any nature (including, with respect to the Maple Companies, any Obligations owed to any Related Party), whether secured, unsecured, recourse, non-recourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

1.74 “Ontario” shall have the meaning given to such term in the preamble.

1.75 “Permit” means any license, certification, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved, required or allowed by any Government Body.

1.76 “Person” means any individual, Entity or Government Body.

1.77 “preamble” shall mean the Parties and Background sections herein.

1.78 “Proceeding” means any demand, claim, suit, action, litigation, investigation, audit, arbitration, administrative hearing or other proceeding of any nature.

1.79 “Purchase Price” shall have the meaning set forth in Section 2.2.1.

1.80 “Real Property” means any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto, including easements, covenants, water rights, sewer rights and utility rights.

1.81 “Referral Source” means any referral source(s) of the Maple Group including but not limited to any referring physicians, residential facilities, hospitals, Government Bodies, pharmacies, managed care companies and insurance companies.

1.82 “Related Party” means, with respect to any Person, any current or former partner, owner, equity owner, member, director, officer, family member, manager or controlling Person of such Person (or any of their respective predecessors), any other Person affiliated with such Person (or any of their respective predecessors) or any lobbyist, agent (including any government relations agent), representative or consultant acting on behalf of such Person.

1.83 “Reportable Transaction” shall mean any transaction listed in Treasury Regulation Section 1.6011-4(b).

1.84 “Rutman” shall have the meaning given to such term in the preamble.

1.85 “SEC” shall mean the Securities and Exchange Commission.

1.86 “Seller” shall have the meaning in the preamble.

1.87 “Seller Group” shall have the meaning given to such term in Section 10.1 herein.

1.88 “Seller Indemnified Party” or “Seller Indemnified Parties” shall have the meanings given to such terms in Section 10.2 herein.

1.89 “Shareholders” shall have the meaning given to such term in the preamble.

1.90 “Software” means any computer program, operating or other system, application, firmware or software of any nature, whether operational, active, under development or design, non-operational, or inactive (including, without limitation, all object code, source code, comment code, algorithms, processes, formulae, interfaces, navigational devices, menu structures or arrangements, icons, operational instructions, scripts, commands, syntax, screen designs, reports, designs, concepts, and visual expressions), technical manuals, test scripts, user manuals and other documentation therefore, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and any and all databases necessary or appropriate to operate or in the use of any such computer program, operating or other system, application, firmware or software.

1.91 “Specified Contract” shall have the meaning ascribed to such term in Section 3.14.1 herein.

1.92 “Tangible Property” means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.

1.93 “Tax” means: (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security, retirement or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

1.94 “Tax Return” shall mean all returns and reports, amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Government Body with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.

1.95 “Taxing Authority” shall mean any Government Body exercising tax regulatory authority.

1.96 “To the knowledge of” or “knowledge” and similar phrases means (i) in the case of an individual, knowledge of a particular fact or matter, actually known or that which could reasonably be expected to be known, and (ii) in the case of an entity, if any individual who is serving, or at any time has served, as a director, officer or executive manager (or in any similar capacity) has, or at any time had, knowledge (as contemplated by clause (i) above) of such fact or other matter.

1.97 “Transaction” shall have the meaning in the preamble.

1.98 “Unaudited Balance Sheet” shall have the meaning set forth in Section 3.6.2.

1.99 “Unaudited Balance Sheet Date” shall have the meaning given to such term in Section 3.6.2 herein.

1.89 “Unaudited Financial Statements” shall have the meaning given to such term in Section 3.6.2 herein.

1.90 “Web” shall have the meaning given to such term in Section 3.13.8 herein.

1.91 “Working Capital” shall mean Current Assets minus Current Liabilities based on an accrual basis of accounting in accordance with GAAP; provided that matters following December 31, 2004 pertaining to (i) incurring long-term debt or other non-current liabilities in connection with current assets, (ii) redemptions of stock resulting in either the incurring of non-current liabilities or distributions of non-current assets, (iii) reclassifications of assets or liabilities, (iv) sales of property, plant or equipment for cash, short-term notes or other current assets, (v) dividends or distributions of property, (vi) the incurring of any non-current liability without an equal and offsetting asset and (vii) any other matters having a similar effect on the calculation of Working Capital would be ignored for the purposes of calculating the final Working Capital.

SECTION 2. THE TRANSACTION

2.1 Sale and Purchase of Equity Interests. On the Closing Date, subject to the other terms and conditions of this Agreement, Seller shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, all right, title and interest in and to all of the Equity Interests, owned beneficially and of record by Seller, as more specifically set forth on Schedule 3.3, free and clear of any Encumbrances.

2.2 Purchase Price and Adjustments.

2.2.1 Subject to the other terms and conditions of this Agreement, the total purchase price for the Equity Interests (the “Purchase Price”) shall consist of the items set forth in Section 2.2.2 of which $10,000 shall be allocated to the Restrictive Covenants in Section 9.5 hereof and the balance to the purchase of the Equity Interests.

2.2.2 The Purchase Price shall be paid as follows:

2.2.2.1 The Buyer shall pay (the “Closing Date Payment”) to Seller, by wire transfer on the Closing Date, an amount equal to Eight Million Four Hundred Thousand Dollars ($8,400,000) (a) less the Maple Companies Obligations under any employee retention or bonus plan or to satisfy any severance, parachute or employee closing bonuses (if any) or other Obligations that are accelerated as a result of the Transaction, (b) less satisfaction of any and all outstanding Obligations of the Maple Companies to Seller or to the Shareholders or their respective Related Parties as of the Closing Date, (c) less satisfaction of any and all Obligations of the Maple Companies constituting long term debt (including the current portion thereof) as of the Closing Date, (d) less Eight Hundred Forty Thousand Dollars ($840,000) (“Escrow Amount”), which sum shall be wired at closing to an escrow account with a mutually agreed upon escrow agent as security for one year from Closing for any indemnification obligations pursuant to Section 10 and which sum shall be subject to the terms of the Escrow Agreement, and (e) less any reduction in accordance with Section 2.2.3.1 hereof.

2.2.2.2 A payment, if earned, equal to (x) six (6) times (y) the EBITDA of Maple Star in excess of $879,237 for the twelve (12) month period following July 1, 2005 (the “Earn Out Term”) to the extent such excess is a direct result of an increase in reimbursement rates from existing Maple Star payers as of Closing (the “Earn Out”);

provided, however, that the Earn Out payment shall be a maximum of the lower of: (x) $2,000,000 or (y) the total EBITDA of Maple Star and Maple Services during the Earn Out Term less $1,400,000 with the difference multiplied by six (6). Such payments are to be made within 30 days of the filing of Buyer’s next quarterly SEC filing following the expiration of the Earn Out Term. The Buyer shall deliver to the Seller, along with the Earn Out payment, if any, a statement reflecting the relevant EBITDA calculation (the “Earn Out Calculation”). If Seller does not provide written notice to the Buyer (the “Dispute Notice”) disputing the Earn Out Calculation within thirty days after delivery thereof, then the Earn Out Calculation shall be final and binding upon the parties. If, on the other hand, the Seller does provide the Dispute Notice within the time period set forth in the preceding sentence, the Buyer and Seller shall submit the dispute to the Accounting Firm (defined in Section 2.2.3.5 below) to resolve. The costs and expenses of the Accounting Firm in connection with resolving the dispute shall be borne equally by Buyer, on the one hand, and the Seller, on the other hand. The determination of the Accounting Firm shall be final and binding upon the parties. If the Accounting Firm determines the Earn Out payment should have been adjusted, Seller or Buyer, as applicable, shall receive a payment equal to the difference between the Accounting Firm’s determination of the Earn Out payment and the Buyer’s calculation of the Earn Out payment. Such payment shall be made within 10 days after the Accounting Firm’s final determination is communicated in writing to the Buyer and the Seller.

2.2.3 Seller shall deliver to Buyer an estimate of the Working Capital (the “Estimated Working Capital”) of each of the Maple Companies, MS Colorado and MS Oregon as of the Effective Date and which is set forth on Schedule 2.2.3 attached hereto.

2.2.3.1 To the extent the Estimated Working Capital is less than $432,561 with respect to the Maple Companies, $167,042 with respect to MS Colorado and $200,397 with respect to MS Oregon (each a “Target Working Capital Amount”), the Closing Date Payment shall be reduced, dollar for dollar, by each deficiency. To the extent there is a deficiency with respect to MS Colorado and/or MS Oregon, the Buyer, at Closing, shall make a corresponding working capital contribution in the amount of such deficiency to MS Colorado and/or MS Oregon, as applicable. To the extent the Estimated Working Capital with respect to the Maple Companies exceeds the Target Working Capital Amount, the Maple Companies shall distribute such excess Working Capital to the Seller. Seller shall be fully liable for any and all Taxes relating to such distributions. To the extent such distribution includes Accounts Receivable, the parties acknowledge that Buyer is not required to advance payment on such Accounts Receivable prior to the collection and receipt of payment thereon and provided further, that, Buyer shall be entitled to withhold payment on such collections on a dollar for dollar basis to the extent any billing issues set forth as Schedule 3.10 directly or indirectly create any collection issues for services rendered by the Maple Companies post-Closing.

2.2.3.2 Within ninety (90) days after the Closing Date, the Buyer shall (i) review and/or conduct agreed upon procedures upon the components of the Estimated Working Capital and prepare detailed statements (the “Actual Working Capital Statement”) of its calculation of the actual components of the Estimated Working Capital (“Actual Working Capital”) and (ii) deliver the Actual Working Capital Statement for each of the Maple Companies, MS Colorado and MS Oregon to Seller. Seller shall have a thirty day period to review such Actual Working Capital Statements and during such period the Buyer shall share its work papers with Seller or its professional advisers and to make itself reasonably available to Seller and its professional advisers for Seller’s review of the Actual Working Capital Statements.

2.2.3.3 If Seller disputes an Actual Working Capital Statement, it shall deliver a notice to the Buyer no later than thirty days after their receipt of such Actual Working Capital Statement (the “Actual Working Capital Dispute Notice”). Seller shall set forth in detail in the Actual Working Capital Dispute Notice the basis for their disagreement with the calculations of the Actual Working Capital. If Seller fails to deliver the Actual Working Capital Dispute Notice within the allotted time period, Seller shall have been deemed to have agreed to the calculations of the Actual Working Capital prepared by the Buyer, which calculations shall be final, conclusive and binding upon the parties.

2.2.3.4 If Seller disputes a statement of Actual Working Capital within the allotted time period, the parties in good faith will attempt to jointly resolve any dispute during the thirty day period following the delivery of the Actual Working Capital Dispute Notice. If the Buyer and Seller can resolve their dispute, they shall memorialize their agreement in writing and such mutually agreed upon figure(s) shall be final, conclusive and binding upon all of the parties.

2.2.3.5 If the Buyer and Seller cannot resolve the dispute to their mutual satisfaction, the Buyer and Seller shall engage Grant Thornton (“Accounting Firm”), or another mutually agreeable independent, qualified, nationally recognized and respected accounting firm, to determine the Working Capital balance of the Maple Companies, MS Colorado and MS Oregon, as applicable, as of the Effective Date. The costs and expenses of the Accounting Firm shall be borne equally, but severally, by the Buyer, on the one hand, and Seller, on the other hand. To the extent that the Accounting Firm desires the parties to this Agreement to meet in person, the parties shall choose a mutually acceptable location for such meeting. Each of the Buyer and Seller shall cause their accounting professional advisers to provide the Accounting Firm such of their respective work papers as may be requested by the Accounting Firm. The Accounting Firm shall be requested to complete their engagement within forty-five days of being retained by the Buyer and Seller. The determination of the Accounting Firm shall be final, binding and conclusive upon the parties.

2.2.3.6 The final determination of the Actual Working Capital of the Maple Companies, MS Colorado and MS Oregon on the Effective Date pursuant to this Section shall be referred to herein as the “Final Working Capital” for each such Entity. If the Final Working Capital any of the Maple Companies, MS Colorado or MS Oregon is less than the corresponding Estimated Working Capital (the “Negative Working Capital Balance”), such Negative Working Capital Balance shall be paid to the Buyer by the Seller and the Shareholders (as a joint and several obligation) in immediately available funds plus interest at an annual rate of 6% from the Effective Date until the date of payment. To the extent MS Colorado and/or MS Oregon have a Negative Working Capital Balance, Buyer shall make a corresponding working capital contribution in the amount of such Negative Working Capital Balance to MS Colorado and/or MS Oregon, as applicable. If the Final Working Capital of the Maple Companies is in excess of the Estimated Working Capital for the Maple Companies (“Positive Working Capital Balance”), such Positive Working Capital Balance, shall be paid to Seller from collections of the Maple Companies’ Accounts Receivable shown on Schedule 3.10 to the extent such Accounts Receivable are collected in the 270 day period following Closing. Such collections shall be paid to Seller within 15 business days of receipt by the Maple Companies and only to the extent the amount of collections on such Accounts Receivable has exceeded (x) the Current Liabilities determined in the Final Working Capital and (y) the amount the Target Working Capital exceeds the Current Liabilities determined in the Final Working Capital. Notwithstanding anything to the contrary contained herein, for purposes of calculating Working Capital, the “deferred tax asset” for Maple Star shall not be considered. If within one year from the date hereof the deferred tax asset for Maple Star is actually realized or is realizable (except for any voluntary action taken by the Maple Companies subsequent to Closing), Buyer shall pay Seller the amount realized or realizable within 15 business days of such occurrence. Buyer shall use commercially reasonable efforts to collect such Accounts Receivable. To the extent the Final Working Capital of MS Colorado and MS Oregon is in excess of the Estimated Working Capital for such entities, no adjustment shall be made and such excess shall not be distributed or transferred by such entities to any other Person prior to Closing.

2.2.4 Nothing contained in this Section 2.2 shall be interpreted to limit the indemnification provisions contained in Section 10 hereof.

2.3 Original Issue Discount. For purposes of applying Sections 1272-1274 of the Code, to any portion of the Purchase Price paid after the Closing Date, each payment not otherwise bearing interest at a stated rate shall be deemed to include interest at the mid-term applicable federal rate in for the month in which the Closing Date occurs.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE MAPLE

COMPANIES, SELLER AND SHAREHOLDERS.

Knowing that Buyer is relying thereon, and as an inducement to the Buyer to consummate the transactions contemplated by this Agreement, each of the Maple Companies (pre-Closing), Seller, Shareholders and Guarantor, jointly and severally, represent and warrant to Buyer and covenant with Buyer, as set forth below in this Section 3.

3.1 Organization. Each of the Maple Group is duly organized and validly existing corporation or limited liability company (as applicable) under the Laws of the jurisdiction of its formation and is in good standing under the Laws of the jurisdiction of its formation. Each of the Maple Companies possesses the full corporate or limited liability company (as applicable) power and authority to enter into and perform its obligations under this Agreement and/or to consummate the transactions contemplated hereby. Each of the Maple Group possesses the full power and authority: (i) to own and use its Assets in the manner in which such Assets are currently owned and used and in the manner in which such Assets are proposed to be owned and used, and (ii) to conduct its Business as such Business is currently being conducted and as such Business is proposed to be conducted. Each of the

Maple Group is duly qualified or registered to do business in each jurisdiction where such qualification or registration is required by applicable Law.

3.1.1 Except as set forth on Schedule 3.1, none of the Maple Group owns any equity of any corporation or any other interest in any Person. Except as set forth on Schedule 3.1, none of the Maple Group has ever acquired or succeeded to all or any portion of the Assets or businesses of any other Person, and, except as set forth on Schedule 3.1, there is no other Person that may be deemed to be a predecessor of any of the Maple Group.

3.1.2 Schedule 3.1 sets forth for each of the Maple Group: (i) its exact legal name; (ii) its business form and jurisdiction and date of formation; (iii) its federal employer identification number; (iv) its headquarters address, telephone number and facsimile number; (v) its directors/managers and officers, indicating all current title(s) of each individual; (vi) its registered agent and/or office in its jurisdiction of formation (if applicable); (vii) all foreign jurisdictions in which it is qualified or registered to do business, the date it so qualified or registered, and its registered agent and/or office in each such jurisdiction (if applicable); (viii) all fictitious, assumed or other names of any type that are registered or used by it or under which it has done business at any time since such company’s date of formation; (ix) any name changes, recapitalizations, mergers, reorganizations or similar events since its date of formation and (x) its identification and/or registration numbers issued by the Medicare or Medicaid programs or any other Federal Healthcare Program.

3.1.3 Accurate and complete copies of the articles or certificates of organization or formation and other organization documents, each as amended to date and each of which are valid and effective, and all Contracts relating to the acquisition or formation of each of the Maple Group, have been delivered to Buyer.

3.2 Authority; Non-Contravention.

3.2.1 Seller, Shareholders, Guarantor and each of the Maple Companies have the applicable corporate or limited liability company right, power and authority to enter into and to perform its, his or their obligations under this Agreement, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller, Shareholders, Guarantor and each of the Maple Companies have been duly authorized by its respective board of directors, managers, and equity owners, as applicable. This Agreement constitutes the legal, valid and binding agreement of Seller, Shareholders, Guarantor and each of the Maple Companies and is enforceable against Seller, Shareholders, Guarantor and each of the Maple Companies in accordance with its terms.

3.2.2 Except as set forth on Schedule 3.2, neither the execution, delivery and performance of this Agreement nor the consummation or performance of any of the transactions contemplated hereby by any of the Seller, Shareholders, Guarantor or each of the Maple Group will directly or indirectly (with or without notice or lapse of time):

3.2.2.1 contravene, conflict with or result in a violation of (a) any of the provisions of the articles or certificates of incorporation or organization, bylaws, or other organizational documents of the Seller or the Maple Group or (b) any resolution adopted by the Seller or the Maple Group’s board of directors, or any committee of the board of directors of the Seller or the Maple Group;

3.2.2.2 contravene, conflict with or result in a violation of, or give any Government Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Law or any Judgment to which any of the Maple Group or any of the Assets owned or used by any of the Maple Group, is subject;

3.2.2.3 contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Government Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Permit that is held by any of the Maple Group or that otherwise relates to any of the businesses of any of the Maple Group or to any of the Assets owned or used by any of the Maple Group;

3.2.2.4 contravene, conflict with or result in a violation, termination, or breach of, or result in a default under, any provision of, or any Specified Contract (as defined in Section 3.14), collective bargaining agreement or Contract to which any of the Seller, Shareholders, Guarantor or the Maple Group are a party to or by which each is bound; or

3.2.2.5 result in the imposition or creation of any Encumbrance upon or with respect to any Asset owned or used by any of the Maple Group.

3.2.3 Except as set forth on Schedule 3.2, none of the Maple Group was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

3.3 Capital Stock and Ownership.

3.3.1 Schedule 3.3 sets forth the authorized capital structure of each of the Maple Companies, including the numbers and type of equity interests authorized and the number of each type of equity interests that are issued and outstanding. Alberta and Ontario each are 50% stockholders or members, as applicable, of each of the Maple Companies and have good and marketable title to the Equity Interests in such Persons, free and clear of any Encumbrance. Alberta and Ontario each have the right to vote all of their respective Equity Interests in each of the Maple Companies and have not appointed or granted any proxy to any other Person with respect to, or granted any other right to any other Person to vote any of, the Equity Interests of any of the Maple Companies. All of the issued and outstanding Equity Interests of Alberta and Ontario have been duly authorized and validly issued by appropriate actions of their respective directors, managers, equity owners or members, as applicable, and all applicable Law. There exists no right of first refusal or other preemptive right with respect to any of the capital stock, membership interests or any other equity of any of the Maple Companies.

3.3.2 All offerings, sales and issuances by the Maple Companies of any interests of equity, and all repurchases and redemptions of any of their equity interests by the

Maple Companies, if any, were conducted in compliance with all applicable federal and state securities Laws and all other applicable Laws.

3.3.3 There is no:

3.3.3.1 outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any equity interests or other securities of any of the Maple Companies;

3.3.3.2 outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any equity interests or other securities of any of the Maple Companies;

3.3.3.3 Contract (including any letter(s) of intent which may have been entered into by any of the Maple Companies) under which the Maple Companies are or may become obligated to sell assets and/or sell or otherwise issue any equity interests or any other securities;

3.3.3.4 pending, or to the Seller’s, Shareholders’, Guarantor’s and the Maple Companies’ knowledge, threatened or previously asserted claim by any Person to the effect that such Person is or was entitled to acquire or receive any equity interests or any other securities of any of the Maple Companies; or

3.3.3.5 condition or circumstance that may directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is or may be validly entitled to acquire or receive any equity interests or other securities of any of the Maple Companies.

3.3.4 Except as set forth on Schedule 3.3.4, None of the Maple Companies have repurchased, redeemed or otherwise reacquired any of their equity interests or other securities. All securities so reacquired by the Maple Companies were reacquired in full compliance with the applicable provisions of all applicable Contracts and all applicable Laws.

3.4 Financial, Corporate and Other Records.

3.4.1 The financial books and records of each of the Maple Group have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP, and such books and records fairly and accurately reflect (i) all of the Assets and Obligations of each of the Maple Group and (ii) all of the Contracts and other transactions to which the Maple Companies are or were a party or by which the Maple Companies or the Business or Assets of the Maple Group are or were affected.

3.4.2 Accurate and complete copies of the contents of the minute books and stock books of each of the Maple Companies have been delivered to Buyer. Such minute books and stock books include (i) minutes of all meetings of all equity owners, board of directors and any committees of the board of directors at which any material action was taken, which minutes accurately record all material actions taken at such meetings, (ii) accurate and complete written statements of all actions taken by equity owners, board of directors and any committees of the board of directors without a meeting and (iii) accurate and complete records of the subscription, issuance, transfer and cancellation of all equity interests and all other securities since the date of incorporation or formation.

3.4.3 Schedule 3.4 contains an accurate and complete list of all bank accounts, other accounts, certificates of deposit, marketable securities, other investments, safe deposit boxes, lock boxes and safes of each of the Maple Group, and the names of all officers, employees or other individuals who have access thereto or are authorized to make withdrawals therefrom or dispositions thereof.

3.4.4 Without in any way limiting the foregoing, except as described on Schedule 3.4, all books and records of each of the Maple Group (including medical records and case notes of any nature, recruiting records and client files of any nature) are true, accurate and complete in all material respects and have been prepared and maintained in accordance with all applicable Laws (including any record-keeping, inventory and other requirements and regulations of the Federal Drug Administration, the Federal Drug Enforcement Agency, any federal or state pharmacy boards and any other Government Body including a Government Body regulating Medicaid (state or federal)) in all material respects.

3.5 Compliance with Laws; Permits.

3.5.1 Except as set forth on Schedule 3.5: (i) each of the Maple Group is and has been in compliance in all material respects with each Judgment and with each Law that are applicable to it or to the conduct of any of its businesses or the ownership or use of any of its Assets, including (a) any Permit, any Laws pertaining to controlled substances, the Clinical Laboratories Improvements Act of 1988, the Social Security Act including the Civil Monetary Penalty Law of the Social Security Act, and/or (b) any promulgations, interpretive advice or guidelines of any court or Government Body, including the Occupational Safety and Health Administration, the Centers for Medicare and Medicaid Services, the Federal Food and Drug Administration and any state or federal Medicaid Laws or the Federal Drug Enforcement Agency; (ii) each of the Maple Group has at all times been in compliance in all material respects with each Judgment or Law that is or was applicable to it or to the conduct of any of its businesses or the ownership or use of any of its Assets; (iii) no event has occurred which remains unresolved, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by any of the Maple Group of, or a failure on the part any of any of the Maple Group to comply with, any Judgment or Law; and (iv) except for notices or communications related to matters which have been both resolved prior to the date hereof and which involve either fines, costs, losses or obligations of any nature which are less than $5,000 in any single case, none of the Maple Group have received, at any time, any notice or other communication (in writing or otherwise) from any Government Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Judgment or Law, or (B) any actual, alleged, possible or potential obligation on the part of any of the Maple Group to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. The Maple Group have provided to Buyer copies of all survey and/or audit reports (for the three-year period ended on the Unaudited Balance Sheet

Date (as defined below in Section 3.6)) prepared by any Government Body in connection with reviewing compliance by the Maple Group with state and/or federal licensing and certification requirements or Laws. Set forth on Schedule 3.5 is a list of all such survey and/or audit reports listing deficiencies, which previously have been made available to Buyer. At no time have any of the Maple Group been suspended from providing services, from participation in the Medicare or Medicaid programs or any other Government Programs (as defined herein) or had its state or federal licensure or any other Permit suspended or revoked.

3.5.2 Except as set forth on Schedule 3.5, each of the Maple Group has obtained and hold all Permits (i) required for the lawful operation of its business as and where such business is presently conducted and (ii) necessary to enable it to obtain reimbursement under any Government Programs and/or any Contracts and other arrangements with third-party payers, insurers or fiscal intermediaries. All Permits held by the Maple Group are listed on Schedule 3.5, and accurate and complete copies of such Permits have been delivered to Buyer. To the knowledge of Seller, Shareholders and the Maple Group, employees (including nurses, therapists, psychologists, social workers and physicians) and foster parents of the Maple Group have obtained and maintained in compliance with all applicable Laws any and all necessary licenses, certifications or other Permits necessary to perform their duties.

3.5.3 Schedule 3.5 sets forth each consent or approval of, or registration, notification, filing and/or declaration with any court, government or governmental agency or instrumentality, creditor, lessor or other Person required to be given or made by any of the Maple Group in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated herein.

3.5.4 Without in any way limiting the foregoing provisions of this Section 3.5, the Maple Group are and have been in compliance in all material respects with (i) any applicable record keeping, inventory and other requirements and regulations of any Government Body and (ii) any and all fraud and abuse Laws including Laws relating to the filing of false or fraudulent claims with Medicare, Medicaid or any other Federal or State Healthcare Program. Each of the Maple Group is and has been in compliance in all material respects with all false claims Laws including The Federal False Claims Act and any equivalent law. Each of the Maple Group is and has been in compliance in all material respects with all federal or state physician self referral Laws including Section 1877 of the Social Security Act (commonly referred to as the “Stark Law”). Each of the Maple Group is and has been in compliance in all material respects with all Laws restricting or prohibiting unlicensed persons or business entities from employing physicians and/or prohibiting direct or indirect payments or fee-splitting arrangements between physicians and unlicensed persons or business entities. To the knowledge of Seller, Shareholders and the Maple Group, each of the Maple Group is and has been in compliance in all material respects with all Laws protecting a patient’s individual healthcare information, including the Health Insurance Portability and Accountability Act of 1996, to the extent applicable.

3.5.5 None of the Maple Group has generated, transported, treated, stored and disposed, or otherwise handled Medical Waste under any Medical Waste Laws.

3.5.6 The Maple Group has no ownership interest in such pharmacies utilized in the Business. Each of the Maple Group is and has been in compliance in all material respects with all Laws pertaining to the pharmacy and related services provided by the Maple Group.

3.6 Financial Statements.

3.6.1 The fiscal year end for each of the Maple Group is December 31.

3.6.2 The Maple Group has delivered to Buyer and attached as Schedule 3.6.2 the following financial statements and related notes (collectively, the “Financial Statements”): the audited balance sheets and statements of earnings for the 12 months ending as of December 31, 2004 for MS Colorado and MS Oregon; the unaudited balance sheets and statements of earnings of the Maple Companies for the 12 months ending December 31, 2004; the unaudited management prepared balance sheets of each of the Maple Group (“Unaudited Balance Sheet”) as of June 30, 2005 (June 30, 2005 is referred to hereinafter as the “Unaudited Balance Sheet Date”) and the unaudited management prepared statements of earnings of each of the Maple Group for the six month period ending June 30, 2005 (collectively, the “Unaudited Financial Statements”).

3.6.3 The Financial Statements (including any item of Working Capital): (a) are based upon the books and records of each of the Maple Group; (b) present fairly the financial position of each of the Maple Group as of the respective dates thereof and the results of operations, changes in each of the Maple Group equity and cash flows of each of the Maple Group for the periods covered thereby; and (c) were prepared on an accrual basis in conformity with GAAP and in a manner consistent with the Maple Group historic accounting practices applied on a consistent basis, except as otherwise indicated.

3.7 Assets.

3.7.1 Schedule 3.7 contains an accurate and complete list of all Assets of each of the Maple Group as reflected on the balance sheets of the Maple Group as of the Closing Date and specifically listed, according to ownership, by each member of the Maple Group, including: (i) Cash Assets, itemized by bank or other account, showing cost and market value if different from cost; (ii) Accounts Receivable, showing client names, individual invoice dates, individual invoice amounts and allowances for doubtful accounts, or, in the case of earned but not billed receivables, client names and individual dates on which the receivables are billable; (iii) other current Assets, itemized by category and with appropriate explanation; (iv) Tangible Property, grouped as to type, showing cost, accumulated depreciation and net book value; and (v) Software and Intangibles, showing cost or amount capitalized, accumulated amortization and net book value.

3.7.2 Schedule 3.7 accurately identifies all Assets that are being leased by or licensed to each of the Maple Group.

3.7.3 Except as set forth on Schedule 3.7, each of the Maple Group owns and has good, valid and marketable title to, all of its respective Assets that are purported to be owned by it and has the right to transfer all rights, title and interest in such Assets, free and clear of any Encumbrance.

3.7.4 Except for the Assets listed on Schedule 3.7, no other Assets are necessary to operate, or have been material to the operation of, the Business of any of the Maple Group.

3.8 Obligations.

3.8.1 Schedule 3.8 contains an accurate and complete list of all Obligations of each of the Maple Group reflected on their balance sheets as of the Closing Date, itemized by balance sheet account and specifically listed, according to obligor, by each member of the Maple Group, including (i) accounts payable, (ii) accrued expenses and reserves, itemized by category and with appropriate explanation, (iii) deferred revenues, itemized by client and time periods, and (iv) other current and long-term liabilities.

3.8.2 None of the Maple Group have any Obligations other than (i) Obligations identified as such in the column on the balance sheets of the Maple Group as of the Closing Date, (ii) Obligations set forth on Schedule 3.8 and (iii) Obligations that were incurred since the Unaudited Balance Sheet Date in the ordinary course (none of which arose out of any Proceeding or which relate to any breach of contract, breach of warranty, infringement, violation of law or breach of any of the representations and warranties made in Section 3.9 of this Agreement). Except as described on Schedule 3.8, none of the Obligations of the Maple Group are guaranteed by any Person.

3.8.3 None of the Maple Group have any long term Obligations.

3.9 Operations Since the Unaudited Balance Sheet Date. Except as set forth on Schedule 3.9, since the Unaudited Balance Sheet Date:

3.9.1 Except in the ordinary course of its Business consistent with its past practices, none of the Maple Group have: (i) pledged or hypothecated any of its Assets or otherwise permitted any of its Assets to become subject to any Encumbrance; (ii) incurred any Obligation; (iii) made any loan or advance to any Person; (iv) assumed, guaranteed or otherwise become liable for any Obligation of any Person; (v) committed for any capital expenditure; (vi) purchased, leased, sold, abandoned or otherwise acquired or disposed of any business or Assets; (vii) waived or released any right or canceled or forgiven any debt or claim; (viii) discharged any Encumbrance or discharged or paid any indebtedness or other Obligation; (ix) assumed or entered into any Contract or collective bargaining agreement other than this Agreement; (x) amended or terminated any Specified Contract; (xi) increased, or authorized an increase in, the compensation (or any grade level for purposes of compensation) or benefits paid or provided to any of their directors, managers, officers, employees, salesmen, agents or representatives; (xii) established, adopted or amended (including any amendment with a future effective date) any Employee Benefit Plan; (xiii) declared, accrued, set aside, or paid any dividend or made any other distribution in respect of securities, Cash Assets or other Assets except as permitted hereunder; (xiv) repurchased, redeemed or otherwise reacquired any securities; (xv) sold or otherwise issued any securities; (xvi) amended its articles or certificate of incorporation or formation, bylaws or other organizational documents; (xvii) been a party to any merger, consolidation, recapitalization, reclassification of shares, membership interests, membership interests split or stock split, reverse stock or reverse membership interests split or similar transaction; (xviii) accrued any deferred bonuses or compensation due to any equity owner, member, employee or agent of any of the Maple Companies, or paid any such deferred bonuses or compensation except to the extent such deferred bonuses or compensation was accrued on the Unaudited Balance Sheet; (xix) changed any of its methods of accounting or accounting practices in any respect; (xx) made any Tax Election, or (xxi) adopted and/or implemented any new accounting policy and/or procedures.

3.9.2 Even in the ordinary course of its business consistent with past practice, other than with respect to hiring employees in the ordinary course, purchasing equipment which equipment purchases are reflected in the Unaudited Financial Statements and office leases and leasehold improvements which have either been set forth in the schedules attached hereto or the Unaudited Balance Sheets, none of the Maple Group have incurred any Obligation, made any loan to any Person, acquired or disposed of any business or Assets, entered into any Contract or other transaction, or done any of the other things described in Section 3.9.1, involving an amount exceeding $20,000 in any single case.

3.9.3 There has been no material adverse change or material casualty loss affecting any of the Maple Group or the Business, Assets or financial condition of any of the Maple Group; and there has been no material adverse change in the financial performance of any of any of the Maple Group; and there has been no loss, damage or destruction to, or any interruption in the use of, any of the Software or other Assets (whether or not covered by insurance) of any of the Maple Group.

3.10 Accounts Receivable. All Accounts Receivable of the Maple Group (as set forth in detail on Schedule 3.10) arose in the ordinary course of business and are proper and valid Accounts Receivable, can and will be collected by the Maple Group in full (without any counterclaim or setoff) prior to the 270 day anniversary of the Closing Date, net of the allowance for doubtful accounts and contractual allowances in amounts consistent with the past practice of the Maple Group and which are taken into consideration in the preparation of the Financial Statements. There are no refunds, discounts, rights of setoff, reasons for denial or assignments affecting any such Accounts Receivable other than as set forth in the preceding sentence. Proper amounts of deferred revenues appear on the books and records of each of the Maple Group, in accordance with GAAP, with respect to each of the Maple Companies’ (a) billed but unearned Accounts Receivable; (b) previously billed and collected Accounts Receivable still unearned; and (c) unearned client deposits. Except as set forth on Schedule 3.10, all applicable Accounts Receivable of each of the Maple Group have been coded and billed materially in accordance with the requirements of applicable Contracts or any regulations of the Medicaid or Medicare programs or any other Government Program or Federal Healthcare Program. To the extent that the Account Receivables referred to on Schedule 3.10 are not collected within 270 days after the Closing Date, the Sellers and Shareholders, jointly and severally, shall promptly pay the Buyer or its designated affiliate the amount of such uncollected Account Receivables.

3.11 Tangible Property. Each of the Maple Group has good and marketable title to all of their Tangible Property, free and clear of any Encumbrances, except as set forth in the Unaudited Balance Sheets or on Schedule 3.11. All of the Tangible Property of each of the Maple Group is located at the offices or facilities of each of the Maple Group, and each of the Maple Group has the full and unqualified right to require the immediate return of any of its Tangible Property which is not located at its offices or facilities. All Tangible Property of each of the Maple Group, wherever located, (a) is in good condition, ordinary wear and tear excepted, (b) is structurally sound and free of any defect and deficiency, (c) complies in all material respects with, and is being operated and otherwise used in material compliance with, all applicable Laws, and (d) is sufficient for the operations and Business of the Maple Group as presently conducted.

3.12 Real Property.

3.12.1 Owned Real Property. The Maple Group owns no Real Property.

3.12.2 Leased Real Property. Schedule 3.12.2 contains an accurate and complete list of all real estate leased or utilized by the Maple Group including but not limited to the Maple Group’s home office and facility locations (“Leased Real Property”), showing location, rental cost and landlord. All Leased Real Property under lease to or otherwise used by the Maple Group is in good condition, is sufficient for the current operations of the Maple Group, has written leases executed by the appropriate lessor and the Maple Group as the lessee and such leases are in full force and effect.

3.12.3 No such Leased Real Property, nor the occupancy, maintenance or use thereof, is to the knowledge of Seller, Shareholders and the Maple Group in violation of, or breach or default under, any Contract or Law (including Environmental Laws) and no other party is in breach or default under such Contract or Law, and no notice or threat from any lessor, Government Body or other Person has been received by any of the Maple Group or served upon any such Owned Real Property or Leased Real Property claiming any violation of, or breach, default or liability under, any Contract or Law (including Environmental Laws), or requiring or calling attention to the need for any work, repairs, construction, alteration, installations or environmental remediation.

3.12.4 To the knowledge of Seller, Shareholders and the Maple Group, no Proceedings are pending which would affect or pertain to the zoning, use or environmental condition of any of the Owned Real Property or Leased Real Property. No portion of any Owned Real Property or Leased Real Property is within an identified flood plain or other designated flood hazard area as established under any Law or otherwise by any governmental authority.

3.12.5 To the knowledge of Seller, Shareholders and the Maple Group, all of the Owned Real Property or Leased Real Property has direct legal access to, abuts, and is served by a publicly dedicated and maintained road, which road does and shall provide a valid means of ingress and egress thereto and therefrom, without additional expense. All utilities, including water, gas, telephone, electricity, sanitary and storm sewers, are currently available to all of the Owned Real Property or Leased Real Property at normal and customary rates, and are adequate to serve the Owned Real Property or Leased Real Property for the Maple Group’s current use thereof.

3.13 Software and Other Intangibles.

3.13.1 Schedule 3.13 contains an accurate and complete list and description of all names, corporate names, fictitious names, trademarks, service marks, trade names, brand names, product names, symbols, slogans, copyrights, Web sites, designs, logos, formulae, inventions, product rights, technology, and Software owned, marketed, licensed (in or out), supported, maintained, used, under development, or held for use by each of the Maple Group that are material to the Business, and, in the case of Software, a product description, the language in which it is written and the type of hardware platform(s) on which it runs.

3.13.2 Each of the Maple Group owns solely and exclusively and has good and marketable title to, or otherwise has the full right to use pursuant to an off-the-shelf license agreement commercially available to the general public, all Intangibles of each of the Maple Group, free and clear of all Encumbrances. No rights or permission of the Maple Group, any equity owner, or any other Person are necessary to use, make, manufacture, reproduce, distribute, display, perform, market, license, sell, offer to sell, modify, adapt, translate, enhance, improve, update, or create derivative works based upon any Intangible, to the extent the Intangible is used, made, manufactured, reproduced, distributed, displayed, performed, marketed, licensed, sold, offered for sale, modified, adapted, translated, enhanced, improved, updated, and/or with respect to which derivative works are created in connection with, related to, pursuant to, in the conduct of, or as part of the Business. None of the Intangibles of any of the Maple Group are registered in the name of any one or more Persons other than any of the Maple Group, including any one or more current or former owners, equity owners, partners, directors, executives, officers, employees, salesmen, agents, patients, representatives, clients or contractors or any equity owners of the Maple Group, nor does any such Person have any interest therein or right thereto, including, but not limited to, the right to royalty payments.

3.13.3 None of the Intangibles or their respective past or current uses of any of the Maple Group, including the preparation, distribution, marketing or licensing thereof, has violated or infringed upon, or is violating or infringing upon, any Intellectual Property Right or other proprietary right of any Person. None of the Intangibles of any of the Maple Group is subject to any Encumbrance or Judgment. No Proceeding is pending or, to the knowledge of any of Seller, Shareholders, Guarantor or any of the Maple Group is threatened, nor has any claim or demand been made, which challenges or challenged the legality, validity, enforceability, use or exclusive ownership by the Maple Group of any or all of Intangibles of any of the Maple Group. To the knowledge of Seller, Shareholders and the Maple Group, no Person is violating or infringing upon, or has violated or infringed upon at any time, any Intellectual Property Right or other right of any of the Maple Group or with regard to Intangibles of any of the Maple Group.

3.13.4 The Maple Group has maintained all Intellectual Property Rights with respect to Intangibles of any of the Maple Companies, as applicable. To the knowledge of Seller, Shareholders and the Maple Group, no portion of any Intangible of any of the Maple

Group contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routine, code, or program or hardware component that permits unauthorized access to or use of or disables or erases software, hardware, or data without the consent of the user, or that is intended or designed to do so.

3.13.5 Any and all licenses, sublicenses and other Contracts covering or relating to any Intangible of any of the Maple Group or to which any of the Maple Group are a party under which any of the Maple Group use any Intangible of any of the Maple Group is legal, valid, binding, enforceable and in full force and effect, and upon consummation of the transactions contemplated hereby, to the knowledge of Seller, Shareholders and the Maple Group, will continue to be legal, valid, binding, enforceable and in full force and effect on terms identical to those in effect immediately prior to the consummation of the transactions contemplated hereby. None of the Maple Group are in breach of or default under any license, sublicense or other Contract covering or relating to any Intangible of any of the Maple Group nor, to the knowledge of Seller, Shareholders and the Maple Group, have any of the Maple Group performed any act or omitted to perform any act which, with notice or lapse of time or both, will become or result in a material violation, breach or default thereunder. No Proceeding is pending or, to the knowledge of Seller, Shareholders, Guarantor or the Maple Group is being or has been threatened, nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of any license, sublicense or other Contract covering or relating to any Intangible of any of the Maple Group.

3.13.6 Set forth on Schedule 3.13.6 are all Internet domain names related to or used or held for use in connection with, related to, pursuant to, in the conduct of, or as part of the Business, or licensed to or used, owned, or registered by each of the Maple Group (“Domain Names”). The Maple Group is the registrant of its Domain Names. No action or activity has been taken or is pending to challenge rights to, suspend, cancel or disable any Domain Name, the registration therefore, or any right of any of the Maple Group thereto (including the right to use a Domain Name). None of the Maple Group has all right, title and interest in and to, and rights to use on the Internet and otherwise as a trademark and trade name, any Domain Names. Also set forth on Schedule 3.13.6 are all Intangibles with respect to which one or more registrations have been awarded by or one or more applications have been filed with one or more Government Bodies, the date of such registrations and applications, all identification numbers given by all Government Bodies with regard to the registrations and applications, and the jurisdictions with regard to which such registrations were awarded and such applications were filed. There are no registered trademarks owned by the Maple Group or any of them.

3.13.7 Each of the Maple Group is the sole owner of, and has good and marketable title to, any and all right, title and interest in and to any and all databases related to or held for use or used in the Business. No Person other than the Maple Group has any right or interest of any kind or nature in or to such databases. No Person (i) is violating or infringing upon, or has violated or infringed upon at any time, any right of the Maple Group in or to such databases, or (ii) is breaching or has breached at any time any duty or obligation owed to any of the Maple Group in respect of such databases. Neither the past nor current use of any such database or the information contained therein in the Business (iii) has violated or infringed upon, or is violating or infringing upon, the rights of any Person, (iv) breaches any duty or obligation owed to any Person, or (v) violates the privacy or any Law relating to the privacy of any Person.

3.13.8 Each of the Maple Group has maintained in connection with its operations, activity, conduct, and business on the World Wide Web (“Web”) and any and all other applicable Internet operations, activity, conduct, and business, at all times during such operations, activity, conduct, and business, a written privacy statement or policy governing the collection, maintenance, and use of data and information collected from users of Web sites owned, operated, or maintained by, on behalf of, or for the benefit of any of the Maple Group in connection with, related to, pursuant to, in the conduct of, or as part of the Business (the “Maple Group’s Web Sites”). At all times during the each of the Maple Group Web or Internet operations, activity, conduct, or business, the Maple Group privacy statements and policies have been conspicuously made available to users of the Maple Group Web Sites. The Maple Group privacy statements or policies do not in any manner restrict or limit any of the Maple Group or any of the Maple Group successors’ rights to use, sell, license, distribute, and disclose such collected data.

3.14 Contracts.

3.14.1 Schedule 3.14 contains an accurate and complete list of all of the following types of Contracts to which each of the Maple Group is a party or by which any of the Maple Companies is bound which provide for an obligation in excess of $10,000 (collectively, the “Specified Contracts”), grouped into the following categories and, where applicable, subdivided by product line or division: (i) Contracts for the provision of goods and services (including Contracts with suppliers, service providers, clients and government payers); (ii) Software license and Software maintenance Contracts under which any of the Maple Group is the licensor or provider of services, and other client Contracts; (iii) Contracts for the purchase or lease of Real Property or otherwise concerning Real Property owned or used by any of the Maple Group; (iv) loan agreements, mortgages, notes, guarantees, bonds and other financing Contracts; (v) Contracts for the purchase, lease and/or maintenance of computer equipment and other equipment, Contracts for the purchase, license, lease and/or maintenance of Software under which any of the Maple Group is the purchaser, licensee, lessee or user; and other supplier Contracts; (vi) employment, consulting and sales representative Contracts (excluding Contracts which constitute Employee Benefit Plans listed on Schedule 3.16, and excluding oral Contracts with employees for “at will” employment); (vii) Contracts under which any rights in and/or ownership of any Software product, technology or other Intangible of any of the Maple Group, or any prior version thereof, or any part of the client base, business or Assets of the Maple Group, or any shares or other ownership interests in the Maple Group (or any of their predecessors) was acquired; (viii) Contracts containing clauses that prohibit or restrict any of the Maple Companies from soliciting any employee, client or Referral Source of any other Person or otherwise prohibiting or restricting any of the Maple Group from engaging in any business or from disclosing information with respect to the Maple Group or the Business; (ix) Contracts for management services; and (x) other Contracts material to the business of the Maple Group (excluding Contracts which constitute Insurance Policies listed on Schedule 3.20). A description of each oral Specified Contract is included on Schedule 3.14, and true and correct copies of each written Specified Contract have been made available to Buyer.

3.14.2 Each Specified Contract is valid and in full force and effect, and is enforceable by the Maple Group in accordance with their terms.

3.14.3 Except as set forth on Schedule 3.14: (i) none of the Maple Group nor any other Person has violated, breached, or declared or committed any default under, any Specified Contract relating to a matter in excess of $10,000; (ii) no event has occurred, and no circumstance or condition exists that will (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Specified Contract by any of the Maple Group or a violation or failure to comply with any Judgment or Law (including, without limitation, any non-profit Law) by any of the Maple Group or any other Person, (B) give any of the Maple Group or any other Person the right to declare a default or exercise any remedy under any Specified Contract, (C) give any of the Maple Group, or any other Person the right to accelerate the maturity or performance of any Specified Contract, or (D) give any of the Maple Group or any other Person the right to cancel, terminate or modify any Specified Contract; (iii) none of the Maple Group have received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Specified Contract; and (iv) none of the Maple Group have waived any of their rights under any Specified Contract. The consummation of the transactions contemplated by this Agreement will not give rise to a right of another party to terminate or modify any Specified Contract. The event, circumstance or conditions set forth above in (ii) (A)-(D) shall specifically include any event, circumstance or conditions relating to or affecting any Person’s non-profit status.

3.14.4 The performance of the Specified Contracts in accordance with their respective terms will not result in any violation of or failure to comply with any Judgment or Law (including, without limitation, any non-profit Laws) applicable to any of the Maple Group or any other Party on or prior to the Closing Date.

3.14.5 Except as set forth on Schedule 3.14, no Person is renegotiating, or has the right to renegotiate, any amount paid or payable to any of the Maple Group under any Specified Contract or any other term or provision of any Specified Contract.

3.14.6 The Specified Contracts are all the Contracts necessary and sufficient to operate the Business of the Maple Group as currently operated. Except as set forth on Schedule 3.14 (which such Schedule 3.14 shall include project budgets), there are no currently outstanding proposals or offers submitted by any of the Maple Group to any Referral Source, prospect, supplier or other Person which, if accepted, would result in a legally binding Contract of any of the Maple Group involving an amount or commitment exceeding $10,000 in any single case or an aggregate amount or commitment exceeding $25,000 in the aggregate.

3.15 Employees and Independent Contractors.

3.15.1 Schedule 3.15 contains an accurate and complete list of all of the employees of each of the Maple Group (by Entity) (including any employee of the Maple Group who is on a leave of absence or on layoff status) and (i) their titles or responsibilities; (ii) their social security numbers and principal residence address; (iii) their dates of hire;

(iv) their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past twelve months; (v) their last compensation changes and the dates on which such changes were made; and (vi) any specific bonus, commission or incentive plans or agreements for or with them.

3.15.2 Schedule 3.15 also contains an accurate and complete list of all sales representatives, independent contractors and foster parents engaged by each of the Maple Group and (i) their tax identification numbers and state or country of residence; (ii) their payment arrangements; and (iii) a brief description of their jobs or projects currently in progress.

3.15.3 Except as limited by the specific and express terms of any employment Contracts listed on Schedule 3.15 and except for any limitations of general application which may be imposed under applicable employment Laws, each of the Maple Group has the right to terminate the employment of each of its employees at will and to terminate the engagement of any of its independent contractors without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability other than liability for severance pay in accordance with such company’s disclosed severance pay policy.

3.15.4 Each of the Maple Group is in compliance in all material respects with all Laws relating to employment practices. Each of the Maple Group has delivered to Buyer accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of each of the Maple Group.

3.15.5 None of the Maple Group have been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of any of the Maple Group, nor have any of the Maple Group been the target of a union organization drive.

3.15.6 Since the respective Formation Date of each of the Maple Group, none of the Maple Group have experienced any labor problem that was or is material to them. The Maple Group’s relations with their employees are currently on a good and normal basis.

3.15.7 To the knowledge of Seller, Shareholders and the Maple Group, after due inquiry: (i) no currently employed Identified Employee has received an offer to join a business that may be competitive with any of the businesses of any of the Maple Group; and (ii) no currently employed Identified Employee is a party to or is bound by any confidentiality agreement, non-competition agreement or other Contract (with any Person) that will have an adverse effect on (A) the performance by such Identified Employee of any of his duties or responsibilities as an employee of any of the Maple Group, or (B) any of the businesses or operations of any of the Maple Group.

3.15.8 None of the Maple Group’s current employees (including Identified Employees) have signed agreements with the Maple Companies containing restrictions that adequately protect the proprietary and confidential information of the Maple Group.

3.15.9 No currently employed Identified Employee has indicated an intention to terminate or has terminated his or her employment. No foster parent with whom any of the Maple Group have a relationship or arrangement has indicated an intention to terminate such relationship or arrangement. The transactions contemplated by this Agreement will not adversely affect relations with any employees (including Identified Employees) of any the Maple Group.

3.16 Employee Benefit Plans.

3.16.1 Schedule 3.16 contains an accurate and complete list and description of all of the (i) Employee Benefit Plans which each of the Maple Group, sponsors, maintains or contributes to, is required to contribute to, or has or could reasonably be expected to have any liability of any nature with respect to, whether known or unknown, direct or indirect, fixed or contingent, for the benefit of present or former employees of any of the Maple Group and/or their ERISA Affiliates (collectively referred to as the “Employee Benefit Plans”), (ii) all employees employed by the Maple Group affected or covered by the Employee Benefit Plan, (iii) all Obligations thereunder as of the Closing Date, and (iv) ERISA Affiliates. “ERISA Affiliate” means each subsidiary and any trade or business (whether or not incorporated) that is part of the same controlled group under, common control with, or part of an affiliated service group that includes, the Maple Companies or any subsidiary of any of the Maple Group, within the meaning of Code Section 414(b), (c), (m) or (o). Accurate and complete copies of all of the Employee Benefit Plans have been provided to Buyer as well as the most recent determination letter issued, if any, or if none, Internal Revenue Service (“IRS”) opinion or advisory letter issued with respect to an Employee Benefit Plan that is intended to be a qualified plan within the meaning of Section 401(a) of the Code, all pending applications for rulings, determination letters, opinion, no action letters and the like filed with any governmental agency (including the Department of Labor and the IRS), summary plan descriptions, services agreements, stop loss insurance policies, and all related contracts and documents (including, but not limited to, employee summaries and material employee communications), all closing letters, audit finding letters, revenue agent findings and similar documents. No Employee Benefit Plan is subject to Title IV of ERISA or Code Section 412. No Employee Benefit Plan is a multiple employer plan or multiemployer plan under Code Section 413(c) or 414(f). No employer other than the Maple Group or an ERISA Affiliate is permitted to participate or participates in the Employee Benefit Plans and no leased employees (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, the Employee Benefit Plans. No Employee Benefit Plan promises or provides health, life or other welfare benefits to retirees or former employees, or severance benefits, except as required by Code Section 4980B or comparable state statutes which provides for continuing health care coverage.

3.16.2 Except as set forth on Schedule 3.16, neither the Maple Group nor any ERISA Affiliate has (i) established, maintained or contributed to (or has or had the obligation to contribute to) any Employee Benefit Plan, (ii) proposed any Employee Benefit Plan which it plans to establish or maintain or to which it plans or is required to contribute, or (iii) proposed any changes to any Employee Benefit Plan now in effect. To the extent that each of the Maple Group is not a party to a contract or insurance contract or policy through which a benefit with respect to a Employee Benefit Plan is provided, all other contracting parties to such contract(s) and insurance companies, as applicable, have consented to the participation by the Maple Group in the Employee Benefit Plan for the benefit of the employees of the Maple Group. Except as set forth on Schedule 3.16, each Employee Benefit Plan that provides a health benefit is subject to a stop-loss insurance policy in which each of the Maple Group is an insured party and no facts exist which could form the basis for any denial of coverage under such policy.

3.16.3 With respect to the Employee Benefit Plans, each of the Maple Group and each ERISA Affiliate will have made, on or before the Closing Date, all payments required to be made by them on or before the Closing Date and will have accrued (in accordance with GAAP) as of the Closing Date all payments due but not yet payable as of the Closing Date, so there will not have been, nor will there be, any Accumulated Funding Deficiencies (as defined in ERISA or the Code) or waivers of such deficiencies.

3.16.4 Seller has delivered to Buyer an accurate and complete copy of the most current Form 5500 and any other form or filing required to be submitted to any Government Body with regard to each of the Employee Benefit Plans and the most current actuarial report, if any, with regard to each of the Employee Benefit Plans and such forms are attached as Schedule 3.16.4.

3.16.5 All of the Employee Benefit Plans are, and have been, operated in compliance in all material respects with their provisions and with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder. With respect to each Employee Benefit Plan that is intended to be qualified under Section 401(a), each such plan has been determined by the IRS to be so qualified as to form, and each trust forming a part thereof has been determined by the IRS to be exempt from tax pursuant to Section 501(a) of the Code, and with respect to each Employee Benefit Plan that is intended to be a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, each such association has been determined by the IRS to have such status. No reason exists which would cause such qualified or Section 501(c)(9) status to be revoked for any period. Each of the Maple Group, ERISA Affiliate, and all fiduciaries of Employee Benefit Plans have complied, in all material respects, with the provisions of the Employee Benefit Plans and with all applicable Laws including ERISA and the Code and the regulations and rulings thereunder. There have been no Reportable Events (as defined in ERISA), no events described in Sections 4062, 4063 or 4064 of ERISA, and no termination or partial termination (including any termination or partial termination attributable to this sale) of any of the Employee Benefit Plans. There would be no Obligation of any of the Maple Group or any ERISA Affiliate under Title IV of ERISA if any of the Employee Benefit Plans were terminated as of the Closing Date. Neither any of the Maple Group nor any ERISA Affiliate has incurred, nor will incur, any withdrawal liability, nor does any of the Maple Group or any ERISA Affiliate have any contingent withdrawal liability, under ERISA to any Multiemployer Plan (as defined in ERISA or the Code). Neither any of the Maple Group nor any ERISA Affiliate has incurred, or will incur, any Obligation to the Pension Benefit Guaranty Corporation (or any successor thereto). None of the Maple Group are a member of a controlled group with as defined in Code Section 414. No Employee Benefit Plan is a “MEWA” as defined in Section 3(4)(A) of ERISA. No non-exempt prohibited transaction under Section 406 or 407 of ERISA or Section 4975 of the Code have occurred with respect to any Employee Benefit Plan. Neither any of the Maple Group nor any ERISA Affiliate has incurred, nor will incur, any tax liability or civil penalty, damages, or other liabilities arising under Section 502 of ERISA, resulting from a Employee Benefit Plan with respect to any matter arising on or before the Closing Date.

3.16.6 Neither the execution and delivery of this Agreement nor the consummation of the transactions hereby will (i) result in any payment (including any severance, unemployment compensation or golden parachute payment) becoming due from any of the Maple Group or any ERISA Affiliate under any of the Employee Benefit Plans, (ii) increase any benefits otherwise payable under any of the Employee Benefit Plans, or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent.

3.16.7 There are no pending Proceedings that have been asserted or instituted against any of the Employee Benefit Plans, the Assets of any of the trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan (other than routine benefit claims), and, to the knowledge of Seller, Shareholders and the Maple Group, there are no facts which could form the basis for any such Proceeding. There are no investigations or audits by any Government Body of any of the Employee Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan that have been instituted or, to the knowledge of Seller, Shareholders and the Maple Group, threatened, and, to the knowledge of each of Seller, Shareholders and the Maple Group, there are no facts which could form the basis for any such investigation or audit.

3.16.8 Except as described on Schedule 3.16, no event has occurred which will result in any of the Maple Group having an Obligation in connection with any Employee Benefit Plan established, maintained, contributed to or to which there has been an obligation to contribute (currently or previously) by it or by any other entity which, together with the Maple Group, constitute elements of either (i) a controlled group of corporations (within the meaning of Section 414(b) of the Code), (ii) a group of trades or businesses under common control (within the meaning of Sections 414(c) of the Code or 4001 of ERISA), (iii) an affiliated service group (within the meaning of Section 414(m) of the Code), or (iv) another arrangement covered by Section 414(o) of the Code. Each of the Maple Group and/or their ERISA Affiliates can terminate each of the Employee Benefit Plans without further liability to any of the Maple Group and/or their ERISA Affiliates. No action or omission of any of the Maple Group, any ERISA Affiliate or any director, officer, or agent thereof in any way restricts, impairs or prohibits the Maple Group or any successor from amending, merging, or terminating any Plan in accordance with the express terms of any such plan and applicable law.

3.17 Clients, Payers and Suppliers. To the knowledge of Seller, Shareholders and the Maple Group, the present relationship of the Maple Group with its clients, payers, suppliers and providers is on a good and normal basis, and none of the Maple Companies are experiencing any material problems with its clients, payers, suppliers or providers. For the six (6) month period prior to the Closing Date and except as set forth on Schedule 3.10, none of the Maple Group have experienced termination of their relationship with their clients, payers, suppliers, and providers outside of the ordinary course consistent with prior experience. To the knowledge of Seller, Shareholders and the Maple Group, the transactions contemplated hereby will not adversely affect any of the Maple Group’s relations with any of the clients, payers, Referral Sources or suppliers of any of the Maple Group. The Maple Group has delivered to Buyer an accurate and complete copy of the most recent surveys of clients, families of clients and payers for each of the Maple Group which are listed on Schedule 3.17.

3.18 Taxes.

(a) Each of the Maple Group has filed all Tax Returns that were required to be filed. All such Tax Returns were correct and complete in all material respects and have been prepared in compliance with all applicable laws and regulations. All Taxes owed by each of the Maple Group (whether or not shown on any Tax Return) have been paid. None of the Maple Group is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Body in a jurisdiction where the Maple Group does not file Tax Returns that the Maple Group may be subject to taxation by that jurisdiction. There are no Liens on any of the Assets of any of the Maple Group that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) Except as set forth on Schedule 3.18, each member of the Maple Group has complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper Taxing Authorities all amounts required. Each member of the Maple Group has under taken in good faith to appropriately classify all service providers as either employees or independent contractors for all Tax purposes.

(c) None of the Maple Group nor any director or officer (or employee responsible for Tax matters) of any of the Maple Group expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state or local Tax audits or administrative Tax proceedings are pending or being conducted with respect to any of the Maple Group. None of the Maple Group nor any director or officer (or employee responsible for Tax matters) of any of the Maple Group has received from any foreign, federal, state or local Taxing Authority (including jurisdictions where the Maple Group have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against any of the Maple Group.

(d) Schedule 3.18 (i) lists all federal, state, local and foreign Tax Returns filed with respect to each of the Maple Group for taxable periods ending on or after January 1, 2001; (ii) indicates those Tax Returns that have been audited; and (iii) indicates those Tax Returns that currently are the subject of an audit. Seller has delivered to Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by each of the Maple Group since January 1, 2001.

(e) None of the Maple Group have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) The unpaid Taxes of each of the Maple Group (i) did not, as of May 31, 2005, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Balance Sheet and (ii) do not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practice of the Maple Companies in filing their Tax Returns. Since May 31, 2005, none of the Maple Group have incurred any liability for Taxes arising from extraordinary gains or losses, as the term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(g) None of the Maple Group has taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any predecessor statute or any corresponding provision of any such predecessor statute, or state, local, or foreign Tax law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or corresponding provision of any such predecessor statute, or state, local, or foreign Tax law).

(h) Each of the Maple Group (i) is not or has not been a party to any Tax allocation or sharing agreement or (ii) has not been a member of an Affiliated Group (as defined in Section 1504(a) of the Code) filing a consolidated federal income Tax Return; or (iii) does not have a liability for Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(i) None of the Maple Group have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) There is no contract, agreement, plan or arrangement covering any persons that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code, or would constitute compensation in excess of the limitations set forth in Section 162(m) of the Code.

(k) None of the Maple Group has been the “distributing company” (within the meaning of Section 355(a)(1) of the Code) nor the “controlled corporation” (within the meaning of Section 355(a)(1) of the Code) (i) within the two-year period ending as of the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement.

(l) Each of the Maple Group has disclosed to the Internal Revenue Service on the appropriate Tax Returns any Reportable Transaction in which it has participated. Each of the Maple Group has retained all documents and other records pertaining to any Reportable Transaction in which it has participated, including documents and other records listed in Treasury Regulation Section 1.6011-4(g) and any other documents or other records which are related to any Reportable Transaction in which it has participated but not listed in Treasury Regulation Section 1.6011-4(g).

(m) Except as provided for on Schedule 3.18, the Maple Group will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in accounting method for a taxable period ending on or prior to the Closing Date under Section 481(a) of the Code (or any corresponding provision of state, local or foreign income Tax law); (ii) ”closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date; or (v) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law).

(n) Maple Services has been classified as a partnership for United States federal income tax purposes at all times since its date of formation.

(o) None of the Maple Group is subject to any private letter ruling of the Internal Revenue Service or comparable ruling of other Taxing Authorities No power of attorney currently in force has been granted by the Maple Group concerning any Tax matters.

3.19 Proceedings and Judgments.

3.19.1 Except as set forth on Schedule 3.19: (i) no Proceeding is currently pending or, to the knowledge of Seller, Shareholders, Guarantor or the Maple Group, threatened, nor has any Proceeding occurred at any time since the Formation Date, to which any of the Maple Group were a party, or by which any of the Maple Group or any Assets or Business of any of the Maple Group are or were affected; (ii) no Judgment is currently outstanding, nor has any Judgment been outstanding at any time against any of the Maple Group since the Formation Date, or by which any of the Maple Group or any Assets or Business of the Maple Group are or were affected; and (iii) no breach of contract, breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge, statutory or other claim or charge of any nature has been asserted or, to the knowledge of Seller, Shareholders, Guarantor and the Maple Group, threatened by or against any of the Maple Group at any time since the Formation Date, and, to the knowledge of Seller, Shareholders, Guarantor or the Maple Group, there is no reasonable basis for any such claim. Except as set forth on Schedule 3.19, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, directly or indirectly, give rise to or serve as a basis for the commencement of any Proceeding described in this Section 3.19.1.

3.19.2 As to each matter described on Schedule 3.19, accurate and complete copies of all pertinent and material pleadings, judgments, orders, correspondence and other legal documents have been delivered to Buyer.

3.19.3 To the knowledge of Seller, Shareholders, Guarantor or the Maple Group, no officer or employee of any of the Maple Group is subject to any Judgment that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to any of the businesses of any of the Maple Group.

3.19.4 There is no proposed Judgment that, if issued or otherwise put into effect, (i) could reasonably be expected to have a Material Adverse Effect on business, condition, assets, technology, liabilities, operations, employees, financial performance, revenues, net income, political environment, economic environment or prospects of or with respect to any of the Maple Group (or on any aspect or portion thereof) or on the ability of any of the Maple Group to comply with or perform any covenant or obligation under this Agreement, or (ii) would have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement or making it more difficult for Buyer to realize any anticipated benefit of any of the transactions contemplated by this Agreement.

3.20 Insurance. Schedule 3.20 contains an accurate and complete list and description of all Insurance Policies (excluding Insurance Policies that constitute the Employee Benefit Plans described on Schedule 3.16) currently owned or maintained by each of the Maple Group. Except as set forth on Schedule 3.20, accurate and complete copies of all Insurance Policies described or required to be described on Schedule 3.20 have been delivered to Buyer. Each such Insurance Policy is in full force and effect; none of the Maple Group have received notice of cancellation with respect to any such Insurance Policy; and, to the knowledge of Seller, Shareholders, Guarantor or any of the Maple Group, there is no basis for the insurer thereunder to terminate any such Insurance Policy. Except as set forth on Schedule 3.20, there are no claims that are pending under any of the Insurance Policies described on Schedule 3.20.

3.21 Environmental Matters.

3.21.1 Except as set forth in Schedule 3.21 to this Agreement, all activities at or upon the Leased Real Property have been and are being conducted in compliance in all material respects with all Laws, concerning (a) handling of Hazardous Substances as defined below, (b) discharges to the air, soil, surface water, or groundwater, and (c) storage, treatment, disposal of any Hazardous Substances at or connected with any activity at the Leased Real Property. Except as listed on Schedule 3.21 and heretofore provided to Buyer, there has been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted in relation to any property or business now or previously owned, operated, or leased by any of the Maple Group.

3.21.2 Except as set forth as Schedule 3.21, no Hazardous Substance is present in any medium at the Leased Real Property in such a manner as may require remediation under any applicable Environmental Law. Except as set forth in Schedule 3.21, no employee has brought a claim, or threatened to bring a claim, against any of the Maple Companies that he or she was harmed by workplace exposure to a Hazardous Substance, nor, to the knowledge of each of Seller, Shareholders, Guarantor or any of the Maple Group, is there any basis for such claim.

3.21.3 Except as enumerated in Schedule 3.21 to this Agreement: (a) no polychlorinated biphenyl or substances containing polychlorinated biphenyl are or have been present at the Leased Real Property; (b) no asbestos or materials containing asbestos are or have been present at the Leased Real Property; (c) no radioactive materials or wastes are or have been present at the Leased Real Property; and (d) no underground or above ground storage tanks, active or abandoned, are or have been present at the Leased Real Property.

3.21.4 Except as disclosed in Schedule 3.21, none of Seller, Shareholders, Guarantor or any of the Maple Group, have been notified by any Government Body or third party of any violation by any of the Maple Group or liability of any of the Maple Companies under any Environmental Law. There are no pending civil, criminal, or administrative proceedings against any of the Maple Group under any Environmental Law arising out of or relating to the condition of the Leased Real Property or any of the Maple Group’s activities thereon and none of Seller, Shareholders, Guarantor or any of the Maple Group have knowledge of any threatened civil, criminal or administrative proceedings under any Environmental Law against any of the Maple Group arising out of or relating to the condition of the Leased Real Property or any of the Maple Group’s activities thereon. Schedule 3.21 includes a correct and complete list of each of the Maple Group’s registrations with, licenses, authorizations or approvals from, or Permits issued by, Government Bodies necessary to conduct the Maple Group’s activities at the Leased Real Property in compliance with the Environmental Laws, all of which are in full force and effect.

3.21.5 Schedule 3.21 includes a correct and complete listing of all facilities at which: (a) each of the Maple Group has treated or disposed of Hazardous Substances; (b) any third party under contract with any of the Maple Group disposes or has treated or disposed of Hazardous Substances received from any of the Maple Group. The generation, treatment, storage, transportation and disposal of such Hazardous Substances was and is in compliance with all Environmental Laws applicable at the time of generation, treatment, storage, transportation and disposal. Except as disclosed on Schedule 3.21, no facility at which such Hazardous Substances were or are disposed, recycled, treated or stored on the Leased Real Property is the subject of a legal action under any Environmental Law brought by any Government Body, agency or third party, or is listed or proposed for listing under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or under any similar state statute.

3.21.6 None of Seller, Shareholders, Guarantor or any of the Maple Group, has knowledge of any facts or circumstances relating to the Business or the Leased Real Property that could lead to environmental claims, liabilities or responsibilities being ascribed against Buyer and none of Seller, Shareholders, Guarantor or any of the Maple Group has retained or assumed by Contract, operation of law or otherwise, any liability or responsibility for any environmental claim or condition.

3.21.7 Each of Seller, Shareholders, Guarantor and Maple Group acknowledge that upon reasonable cause Buyer may commission an investigation of (i) any of the Maple Group’s compliance with Environmental Laws, (ii) the presence of Hazardous Substances at the Leased Real Property, or (iii) the presence at the Leased Real Property of materials which are the subject of Section 3.21.3 of this Agreement.

3.21.7.1 Each of the Seller, Shareholders, Guarantor and Maple Group will comply with any reasonable request for information made by Buyer or its agents in connection with any such investigation. Each of the Seller, Shareholders, Guarantor and Maple Group represent and warrant that any response to any such request for information will be full and complete.

3.21.7.2 Each of the Seller, Shareholders, Guarantor and Maple Group will upon request assist Buyer or its agents at Buyer’s expense to obtain any records pertaining to the Leased Real Property or to any of the Maple Group in connection with such an investigation.

3.21.7.3 Each of Seller, Shareholders, Guarantor and Maple Group will accord Buyer and its agents access to all areas of the Leased Real Property at reasonable times and in reasonable manners in connection with any such investigation, provided that such investigation does not unreasonably interfere with the Business.

3.22 Questionable Payments. None of the current or former shareholders, owners, directors, managers, executives, officers, representatives, agents or employees of any of the Maple Group (when acting in such capacity or otherwise on behalf of any of the Maple Group or any of its predecessors): (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977; (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties; (e) has made at any time since the Formation Date, any false or fictitious entries on the books and records of any of the Maple Group; (f) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of any of the Maple Group; or (g) has made any material favor or gift that is not deductible for federal income tax purposes using corporate funds or otherwise on behalf of the Maple Group.

3.23 Third Party Payers.

3.23.1 Except as set forth on Schedule 3.23.1, each of the Maple Group holds any and all Permits for participation in, and is a party to a valid provider agreement for payment by applicable social service payers or applicable Government Programs for the provision of therapeutic foster care services, social services or other services provided as part of the Business. Without in any way limiting the prior sentence, each service location of each of the Maple Group is eligible to receive payments pursuant to an applicable Government Program. Each of the Maple Group is in compliance in all material respects with all conditions of participation in and eligibility requirements for applicable Government Programs. Each of the Maple Group has timely filed with each governmental agency all cost reports or similar filings required to be filed by it under federal and state law in connection with its operations, and all such cost reports or similar filings comply in all material respects with applicable legal requirements. Each of the Maple Group has not received any notice of pending or possible investigations by, or loss of participation in, any of the Government

Programs. All billing practices by each of the Maple Group to all third party payers, including the Government Programs and private insurance companies, have been true, fair and correct and in material compliance with all applicable laws, regulations and policies of all such third party payers, and each of the Maple Group has not billed for or received any payment or reimbursement in excess of amounts allowed by Laws. Except for as set forth on Schedule 3.23.1, neither Seller, Shareholders, Guarantor or the Maple Group has knowledge of (i) any statutory or regulatory changes or any administrative rulings which would adversely affect the Business or New Business, (ii) any retroactive and/or prospective rate adjustments or pending, or threatened, recapture, offset, recoupment or withholding of payments which would affect the level of program payments received by any of the Maple Group, and/or (iii) any freezes and/or funding reductions related to payments received by any of the Maple Group (in connection with services rendered by any of the Maple Group) from any Government Programs or other third party payors and/or (iv) any currently pending or threatened investigations of any of the Maple Group by, or loss or suspension of participation in, any Government Programs. None of the Maple Group have exceeded any cap or ceiling applicable to payments which may be received from any Government Programs during any period. None of the Maple Group have any obligation to return or refund to any Government Programs or Government Body any payments received in excess of any applicable payment cap or ceiling.

3.23.2 None of the Maple Group have any liabilities to any third party fiscal intermediary or carrier administering the Government Programs, directly to the Government Programs or any governmental agency or to any other third party payer for the recoupment of any amounts previously paid to any of the Maple Group by any such third party fiscal intermediary or carrier, Government Program or other third party payer. There are no pending and, to the knowledge of the Seller, Shareholders, Guarantor and the Maple Group, threatened actions by any third party fiscal intermediary or carrier, Government Program or other third party payer to suspend payments to any of the Maple Group.

3.23.3 Without in any way limiting the foregoing, each of the Maple Group has duly filed all required third-party cost reports or similar report required for all periods since January 1, 2000 and such reports have been filed either on a timely basis or prior to the time any penalty could be incurred for failure to file on a timely basis or has provided all information necessary or requested to the organizations through which it provides services. All of such cost reports accurately reflect the information to be included thereon and do not claim, and none of the Maple Group have received, reimbursement in excess of the amount provided by law. Schedule 3.23 indicates the cost reports which have been audited and finally settled, the status of the cost reports which have not been audited and finally settled, and a brief description of any and all notices of program reimbursement. Each of the Maple Group has disclosed to Buyer all information relating to facts and circumstances regarding proposed or pending audit adjustments, disallowances, appeals of disallowances, any reserves recorded with respect to filed costs reports and any and all other unresolved claims or disputes in respect of such cost reports. Except as disclosed to Buyer on Schedule 3.23.3, there are no facts or circumstances that may reasonably give rise to any disallowance under any such cost report.

3.23.4 Without in any way limiting the foregoing provisions contained in this Section 3.23, each of the Maple Group has provided to and/or obtained from any applicable Government Body all needed Permits necessary to qualify for any Medicare, Medicaid or other Governmental Program payment or reimbursement and is continuing compliance with such Permits or cooperated with the certified organizations through which it provides services (whether a Government Body or otherwise) to the extent necessary for such organizations to so qualify and comply.

3.24 Referral Relationships. Neither Seller, Shareholders, any of the Maple Group nor any agent acting on behalf or for the benefit of any of the Maple Group, (i) has offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present clients, Referral Sources, suppliers, contractors or third party payers in order to obtain business or payments for such persons, (ii) has given or agreed to give, or has knowledge that there has been made or that there is any agreement to make, any gift to or gratuitous payment of any kind (whether in money, property or services) to any then-existing or potential client, supplier, contractor, third party payer or any other person, (iii) has made or agreed to make, or has knowledge that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent, (iv) has established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books for any reason, or (v) has made or agreed to make or has knowledge that there has been made or that there is an agreement to make a payment to any Person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment. As is set forth on Schedule 3.24 each of the Maple Group has furnished to Buyer true and complete copies of any contract, lease agreement or other written arrangement and has advised Buyer of any oral arrangements, including any joint venture or consulting agreement, with any physician, hospital, nursing facility, home health agency or other person or entity who is in a position to make or influence referrals to or otherwise generate business for any of the Maple Group.

3.25 Service Facilities; Service Level Indicators. Schedule 3.25 sets forth with respect to each of the Maple Group: (i) each service facility or office by location, (ii) the type of service conducted from such facility, (iii) an indication of whether such facility was developed or acquired including the year of development or acquisition, as the case may be, and (iv) the monthly client count for each such facility or office for the twelve months ending June 30, 2005.

3.26 Related Party Transactions. Except as set forth on Schedule 3.26 and except for any employment Contracts listed on Schedule 3.14, there are no real estate leases, personal property leases, loans, guarantees, Contracts, transactions, understandings or other arrangements of any nature between or among any of the Maple Group and any Related Party of any of the Maple Group.

3.27 Brokerage Fees. Except as set forth on Schedule 3.27, no Person acting on behalf of any of the Maple Group is or shall be entitled to any brokerage or finder’s fee in connection with the transactions contemplated hereby.

3.28 Inapplicability of Antitakeover Laws. None of the Maple Group are subject to any state takeover law that might apply to the transactions contemplated hereby.

3.29 Acquisition Proposals. Since January 1, 2005, none of the Maple Group have, directly or indirectly, solicited, initiated or responded to any inquiries or proposals from, or participated in any discussions or negotiations with, or provided any non-public information to, any Person or group (other than Buyer and its officers, employees, representatives and agents) concerning any sale of all or substantially all of the Assets of any of the Maple Group, any sale of equity interests or other securities of any of the Maple Group, or any merger, consolidation or similar transaction involving any of the Maple Group.

3.30 Full Disclosure. No representation or warranty made by Seller, Shareholders, Guarantor or any of the Maple Group in this Agreement or pursuant hereto (a) contains any untrue statement of any material fact; or (b) omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading in any material respect. The copies of documents, if any, attached as Schedules to this Agreement or otherwise delivered to Buyer in connection with the transactions contemplated hereby, are accurate and complete in all material respects, and are not missing any amendments, modifications, correspondence or other related papers which would be pertinent to Buyer’s understanding thereof in any material respect.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER

Knowing that Seller is relying thereon, Buyer represents and warrants to Seller as of the date of this Agreement, and covenants with Seller, as follows:

4.1 Organization. Buyer is a corporation that is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Buyer possesses the full corporate power and authority to own its Assets, conduct its business as and where such business is presently conducted, and enter into this Agreement.

4.2 Agreement. Buyer’s execution, delivery and performance of this Agreement and the agreements contemplated hereby, and its consummation and performance hereunder of the transactions contemplated by this Agreement and under related agreements: (a) have been duly authorized by all necessary corporate actions by its board of directors; (b) do not constitute a violation of or default under its charter or bylaws; (c) do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which Buyer is a party or by which Buyer is bound; (d) do not constitute a violation of any Law or Judgment that is applicable to it or to its businesses or Assets, or to the transactions contemplated by this Agreement; and (e) do not require the Consent of any Person other than Buyer’s lender(s). This Agreement constitutes the valid and legally binding agreement of Buyer, enforceable against it in accordance with its terms.

SECTION 5. CLOSING

5.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., Philadelphia, Pennsylvania time, on or before August 31, 2005, or at such other time and place mutually agreeable to the parties, provided the date of such Closing is no earlier than the day the last of the conditions in Section 7 and Section 8 is fulfilled or waived, subject in all cases to the provisions of Section 11. The date on which Closing occurs is referred to herein as the “Closing Date.” The transactions contemplated herein shall be retroactively effective as of August 1, 2005 (the “Effective Date”).

SECTION 6. PRE-CLOSING COVENANTS

6.1 Access to Information. Each of the Maple Group shall give Buyer and its designated representatives, upon reasonable notice and at mutually agreeable times, access to all of the properties and Assets, suppliers, payors and Referral Sources of and to each of each of the Maple Group’s documents, books and records relating to its current and past operations and Business and to make copies thereof and permit such representatives to interview and question each of the Maple Group’s employees. Buyer will not reveal any confidential data and/or information supplied by the Maple Group except to its management, counsel, accountants, insurance representatives, investment and commercial bankers and like agents, for purposes relating to the evaluation and consummation of the transactions contemplated by this Agreement, and in the event the transactions contemplated by this Agreement are not consummated, such data and information will be returned to the Maple Group and will be held confidential by those to whom it is disclosed.

6.2 Conduct of the Business of the Maple Group Pending Closing. Between the date hereof and the Closing hereunder, each of Seller, Shareholders and the Maple Group will cause each of the Maple Group to:

(i) not take or suffer or permit any action which would render untrue any of the representations or warranties of Seller, Shareholders, or the Maple Group herein contained, and not omit to take any action within its power, the omission of which would render untrue any such representation or warranty;

(ii) conduct its Business in the ordinary and usual course;

(iii) not enter into any Contract with any party, other than Contracts entered into in the ordinary course of business, and not amend, modify or terminate any Contract other than in the ordinary course of business without the prior written consent of Buyer;

(iv) use its commercially reasonable efforts to preserve the Business intact, to keep available the services of its employees, and to preserve its relationships with clients, Referral Sources, suppliers and others with whom it deals;

(v) not reveal, orally or in writing, to any party, other than Buyer and Buyer’s authorized agents, any of the business procedures and practices followed by it in the conduct of its business or any technology used in the conduct of its business;

(vi) maintain in full force and effect all of the Insurance Policies listed on Schedule 3.20 and make no change in any insurance coverage without the prior written consent of Buyer;

(vii) keep the premises occupied by it and all of its equipment and other tangible personal property in good order and repair and perform all necessary repairs and maintenance within normal time frames of scheduled maintenance;

(viii) continue to maintain all of its usual business books and records in accordance with its past practices;

(ix) not amend its certificates of incorporation/formation or other organization documents;

(x) not declare or make any dividend or other payment on or with respect to its securities, redeem or otherwise acquire any securities or issue any securities or any option, warrant or right relating thereto except distributions to Shareholders as permitted hereunder, including without limitation distributions of excess Working Capital;

(xi) not pay any bonuses to any of its employees except in the ordinary course of business as has historically occurred;

(xii) not waive any right or cancel any claim except in the ordinary course of business consistent with prior conduct and determined by each of the Maple Group’s Board of Directors to be in each of the Maple Group’s best interests;

(xiii) not increase the compensation or the rate of compensation payable to any of its employees without prior written approval of the Buyer;

(xiv) maintain its entity existence and not merge or consolidate with any other entity;

(xv) comply with all provisions of any Contract applicable to it and all applicable Laws;

(xvi) except with Buyer’s consent, not make any capital expenditures in excess of $20,000 per expenditure and/or $75,000 in the aggregate;

(xvii) neither discuss nor negotiate with any other person or entity the sale or other transfer, or encumbrance, of the Assets or the capital stock of any of the Maple Group; and

(xviii) not make or change any election, not change an annual accounting period, not adopt or change any accounting method, not file any amended Tax Return, not enter into any closing agreement, not settle any Tax claim or assessment, not surrender any right to claim a refund of Taxes, not consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or not take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Maple Group for any period ending after the Closing Date or decreasing any Tax attribute of the Maple Group existing on the Closing Date; and

(xix) use its best efforts to effectuate the transactions contemplated by this Agreement, and to do all things whatsoever necessary and proper to effect the transactions and agreements contemplated herein.

6.3 Governmental Permits and Approvals. Seller, Shareholders and each of the Maple Group shall use their best efforts to obtain all Permits and approvals from any Government Body required to be obtained by each of the Maple Group and/or the Buyer for the lawful consummation of the transactions contemplated hereby, and to take all steps necessary to transfer or have reissued to Buyer any governmental licenses, approvals or permits by Closing. The Buyer and the Seller shall cooperate with each other in promptly filing any other necessary applications, reports or other documents with any Government Body having jurisdiction with respect to this Agreement and the transactions contemplated hereby, and in seeking necessary consultation with and prompt favorable action by such Government Body.

6.4 Notice and Consents. Without in any way limiting the provisions contained in Section 6.3 herein, Seller, Shareholders and each of the Maple Group shall use best efforts to secure approvals and Consents from any third parties necessary to the consummation of the transactions contemplated hereby or contemplated by any instrument, document or agreement contemplated hereby, including the Consents listed on Schedule 3.2 attached hereto.

6.5 Monthly Financial Statements. Until Closing, each of the Maple Group shall deliver to Buyer the following financial statements prepared on an accrual basis in accordance with GAAP by the eighteenth day after each month end (i) an internally prepared and dated balance sheet of each of the Maple Group as of and for each one (1) month period then ended after the date hereof (the “Monthly Balance Sheet”) and the statements of earnings and statement of cash flows of each of the Maple Group for each period then ending (collectively, the “Monthly Financial Statements”). In addition, the Monthly Financial Statements shall include (a) a list of all capital expenditures of each of the Maple Group reflected on the Monthly Balance Sheet with aggregate net balances equal to the balance on such Monthly Balance Sheet (collectively, the “Actual Capital Expenditures”) and (b) a Schedule comparing the Actual Capital Expenditures to the capital expenditures, as budgeted by each of the Maple Group, for such monthly period.

6.6 Audit. At Buyer’s discretion, each of Seller, Shareholders and the Maple Group shall cooperate with Buyer in the conduct of an audit of the Maple Companies’ financial statements, by auditors selected by Buyer, for at least two (2) prior years of audited financial statements of each of the Maple Companies including, but not limited to, executing reasonable, accurate management representation letters as required by the audit and causing the Maple Companies’ accountants to cooperate with Buyer’s auditors. Buyer shall be responsible for all fees and costs of the auditors it selects and the fees and costs of the Maple Companies’ accountants and auditors in connection herewith.

6.7 Termination of Incentive Compensation. On or prior to Closing, the Maple Companies, as applicable, shall have terminated the incentive compensation plans of each of Barbara de Castro and Mala Wheatley without any liability or obligation or to the Maple Companies or the Buyer.

SECTION 7. CONDITIONS PRECEDENT TO CLOSING

7.1 Conditions Precedent to Closing of Buyer. Each and every obligation of the Buyer to enter into and complete Closing is subject, at Buyer’s option, to the fulfillment and satisfaction of each of the following conditions:

7.1.1 The representations and warranties of Seller, Shareholders, Guarantor and each of the Maple Companies, each of which contained in this Agreement, will be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Schedules to this Agreement will be complete, accurate and current on and as of the Closing Date. Seller, Shareholders, Guarantor and each of the Maple Companies will have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date. Seller, Shareholders, Guarantor and the Maple Companies will have delivered to Buyer a certificate, dated the Closing Date to the foregoing effect.

7.1.2 There will not have occurred material damage to the Assets or the Business of any of the Maple Group.

7.1.3 No action, suit or proceeding will have been instituted before any court or governmental body or instituted or threatened by any Person which could materially affect the Assets, Obligations, financial condition or prospects of any of the Maple Group or restrain or prevent the carrying out of the transactions contemplated hereby or seek damages in connection with such transactions.

7.1.4 Buyer’s Board of Directors shall have authorized the consummation of the transactions contemplated by this Agreement.

7.1.5 Buyer shall have received the consolidated, unaudited, internally prepared balance sheet of each of the Maple Group prepared on an accrual basis in accordance with GAAP as of July 31, 2005 together with the statement of earnings for the July 31, 2005 seven month period then ended.

7.1.6 All necessary approvals and/or filings (including Consents) for the transactions contemplated hereby to be obtained and/or made by each of the Maple Group will have been obtained and/or made, as the case may be, and shall be in full force and effect.

7.1.7 No Material Adverse Change shall have occurred to the Business, Assets, Obligations, operations, or financial condition of any of the Maple Group from and as of the date of the Unaudited Balance Sheet Date to the Closing Date.

7.1.8 The satisfactory completion, as determined by the Buyer’s sole and absolute discretion, of Buyer’s due diligence regarding each of the Maple Group and any related transaction, including without limitation, Buyer’s review of the tax implications of the transactions contemplated hereby.

7.1.9 Buyer shall have obtained binding commitments necessary to finance all of the transactions contemplated by this Agreement and each of the Maple Group’s working capital needs, in the sole determination of the Buyer.

7.1.10 Each of the Maple Group shall have authorized the consummation of the transactions contemplated by this Agreement by proper approval of its equity owners and directors.

7.1.11 Any and all Obligations of each of the Maple Companies:

7.1.11.1 due to any employee or other Person under any employee retention or bonus plan or for severance, parachute or employee closing bonuses shall have been paid off by the Maple Companies in full satisfaction of such Obligation(s) on or prior to the Closing Date;

7.1.11.2 due to Seller and/or Shareholders or their Related Parties or affiliates (collectively referred to as the “Seller Obligations”) shall have been paid off by the Maple Companies in full satisfaction of such Obligation(s) on or prior to the Closing Date; and

7.1.11.3 which constitute long-term debt (including the current portion of any long-term debt) shall have been paid off by the Maple Companies in full satisfaction of such Obligation(s) on or prior to the Closing Date.

7.1.12 Any and all Obligations of MS Colorado and MS Oregon which constitute long-term debt (including any portion of any long-term debt) shall have been paid off in full satisfaction of such Obligation(s) on or prior to the Closing Date.

7.1.13 The Maple Companies’ fixed asset value shall be at least equivalent of its fixed asset value as of December 31, 2004 plus any fixed assets acquired thereafter less normal depreciation.

7.1.14 Buyer’s senior lender, HBCC, shall have consented to the transactions contemplated herein.

7.1.15 Each of the Maple Group’s pre-transaction professional and general liability insurance will continue to be in full force and effect to the satisfaction of the Buyer, or Buyer is able to procure new professional and liability insurance that is acceptable in all respects to each of the Maple Group’s payers, as applicable.

7.1.16 The Maple Companies shall have caused the cancellation of the real estate lease for the Las Vegas condominium with no Obligation to the Maple Companies.

7.1.17 MS Colorado and MS Oregon shall have entered into management agreements with the Maple Companies, to the satisfaction of the Buyer.

7.1.18 MS Colorado and MS Oregon shall have appointed new directors and officers to the Buyer’s satisfaction.

7.1.19 Buyer shall have received satisfactory documentary evidence that any and all Obligations to MS Colorado’s and MS Oregon’s directors shall have been paid in full and any future payment Obligations to such directors shall have been terminated.

7.1.20 Buyer shall have received satisfactory documentary evidence that any and all management services liabilities of MS Colorado to Maple Services shall have been forgiven and released in full.

7.1.21 The deliveries set forth in Section 8.1 shall have occurred.

7.2 Conditions Precedent to Closing of Seller. Each and every obligation of Seller to enter into and complete Closing is subject, to the fulfillment and satisfaction of each of the following conditions:

7.2.1 The representations and warranties of Buyer contained in this Agreement will be true and correct, in all material respects, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Buyer will have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Buyer will have delivered to Seller a certificate, dated the Closing Date, and signed by an authorized officer of Buyer to the foregoing effect.

7.2.2 All necessary approvals and/or filings for the transactions contemplated hereby to be obtained and/or made by Buyer will have been obtained and/or made, as the case may be, and shall be in full force and effect.

7.2.3 No action, suit or proceeding will have been instituted before any court or government body or restricted or threatened by any person which could materially prevent the carrying out of the transactions contemplated hereby.

7.2.4 The Buyer’s Board of Directors shall have authorized the consummation of the transactions contemplated by this Agreement.

7.2.5 The deliveries set forth in Section 8.2 shall have been caused to be made by Buyer.

SECTION 8. DELIVERIES AT CLOSING

8.1 Seller’s, Shareholders and the Maple Companies’ Deliveries at Closing. Each of Seller, Shareholders and Maple Companies’, as applicable, shall deliver to Buyer at Closing:

8.1.1 An Assignment of equity interests or stock power assigning all of the Equity Interests owned by Seller to Buyer.

8.1.2 Good standing certificate or the equivalent for each of the Maple Companies, dated no earlier than ten (10) days before the Closing Date, from the applicable jurisdiction of incorporation or formation and from each other jurisdiction in which each of the Maple Companies is qualified or registered to do business as a foreign corporation.

8.1.3 (a) A certified copy of the Certificate of Incorporation or Certificate of Formation/Organization (as applicable), and each amendment thereto, of each of the Maple Companies, from the secretary of state of the jurisdiction in which each of the Maple Companies is organized, and (b) a certified copy of each of the Maple Companies’ bylaws or operating agreement (as applicable) and each amendment thereto, as applicable.

8.1.4 Copies of the resolutions duly adopted by each of the Maple Companies authorizing the Maple Companies to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement, certified by an officer of each of the Maple Companies, as applicable, as in full force and effect, without modification or rescission, on and as of the Closing Date.

8.1.5 Certificate of the Secretary of each of the Maple Companies as to the incumbency and signatures of the officers of each of the Maple Companies executing this Agreement;

8.1.6 Duly executed resignations of each director, manager and officer of each of the Maple Companies, other than as specified by the Buyer.

8.1.7 The minute books, equity transfer books and seal of each of the Maple Companies.

8.1.8 Payoff statements or termination statements and any other termination documents terminating all Encumbrances and claims in and to the Assets, the Owned Real Estate and the Leased Real Property.

8.1.9 Receipts acknowledging Buyer’s payment to Seller of the Purchase Price.

8.1.10 Copies of all Consents listed on Schedule 3.2, to the satisfaction of Buyer.

8.1.11 All keys to safe deposit boxes of each of the Maple Companies and authorized forms to change (i) the permitted users of the safe deposit boxes and (ii) permitted users and authorized persons for banking relationships.

8.1.12 Legal opinions of counsels to Seller, Shareholders, Guarantor and each of the Maple Companies, in form and substance acceptable to Buyer.

8.1.13 Releases duly in the form of Exhibit 8.1.13, duly executed by each of Seller, Shareholders, Guarantor and the Maple Companies (“Releases”).

8.1.14 An Escrow Agreement (“the “Escrow Agreement”) is the form of Exhibit 8.1.14, duly executed by Seller, Shareholders and the Maple Companies.

8.1.15 Certain key employees of the Maple Companies shall have entered into employment arrangements with Buyer or the Maple Companies, to the satisfaction of the Buyer.

8.1.16 The domain name, “Maple Star.com” shall have been assigned to Maple Star.

8.1.17 Each of Rutman and Hudson’s employment with the Maple Companies shall have been terminated without liability or obligation of the Maple Companies.

8.1.18 An affidavit, under penalties of perjury and in the form and substance required under Treasury Regulation Section 1.897-2(h), stating that (i) none of the assets of the Maple Services and Maple Star are United States real property interests as such term is defined in Section 897(c)(1) of the Code, and (ii) that neither MS Colorado nor MS Oregon are United States real property holding corporations as such term is defined in Section 897(c)(2) of the Code;

8.1.19 All other agreements, certificates, instruments, financial statement certifications and documents reasonably requested by Buyer in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

8.2 Buyer’s Deliveries at Closing. Buyer shall deliver to Seller at Closing:

8.2.1 Wire transfers of immediately available United States federal currency in the amounts and to the recipients specified in Section 2.2.2.1 herein.

8.2.2 A Good Standing Certificate of Buyer, dated within ten days of the Closing Date.

8.2.3 Copies of the resolutions duly adopted by the Board of Directors of Buyer, authorizing Buyer to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, certified by an officer of Buyer as in full force and effect, without modification or rescission, on and as of the Closing Date.

8.2.4 The Escrow Agreement duly executed by Buyer.

8.2.5 A certificate of the Secretary of Buyer as to the incumbency and signatures of the officers of Buyer executing this Agreement.

SECTION 9. CERTAIN OBLIGATIONS AFTER CLOSING

9.1 Post-Closing Cooperation of the Parties.

9.1.1 From and after the Closing Date: (a) Seller and Shareholders shall use best efforts to cooperate with Buyer to transfer to Buyer the full control and enjoyment of the Business and Assets of each of the Maple Companies; (b) neither Seller nor Shareholders shall take any action, directly or indirectly, alone or together with others, that obstructs or impairs the smooth assumption by Buyer of control of the Business and the Assets, (c) Seller and Shareholders shall promptly deliver to Buyer all correspondence, papers, documents and other items and materials received by them or found to be in their possession which pertain to the Business or the Assets of each of the Maple Companies (d) Seller shall use best efforts to cooperate with Buyer in connection with the preparation and audit of any financial statements of each of the Maple Companies, including, without limitations, where appropriate, the signing of such reasonable accurate management representation letters as are required in connection with such audit (e) and Buyer shall provide Seller with its regularly produced reports of Account Receivables every month for until the ten month anniversary of Closing. Upon request of Seller, Buyer shall provide within 15 business days all claim denials and remittance advices relating to the Accounts Receivable set forth on Schedule 3.10. At any time and from time to time after the Closing Date, at Buyer’s request and without further consideration, Seller, as applicable, shall promptly execute and deliver all such further agreements, certificates, instruments and documents and perform such further actions as Buyer may reasonably request, in order to fully consummate the transactions contemplated by this Agreement and fully carry out the purposes and intent of this Agreement including without limitation such documents and actions as may be required in connection with the continuation or termination of the Employee Benefit Plans, the adoption of the Buyer’s Employee Benefit Plans and the filing of Tax Returns of each of the Maple Companies for all periods ending on, before or including the Closing Date.

9.2 Preparation of Tax Returns.

9.2.1 Tax Periods Ending on or Before the Closing Date. The Sellers shall prepare or cause to be prepared all Tax Returns for each member of the Maple Group for all Tax periods ending prior to the Closing Date which are to be filed prior to the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for each member of the Maple Group for all Tax periods ending on or prior to the Closing Date (“Pre-Closing Tax Periods”) which are required to be filed after the Closing Date in a manner that is consistent with the historic tax and accounting methods of such member of the Maple Group; provided that such methods are not contrary to applicable law. The Seller shall reimburse Buyer for the cost of preparing such Pre-Closing Tax Period Tax Returns; provided, however that the Seller shall have approved such cost in advance, which such approval shall not be unreasonably withheld. The Sellers shall be responsible for all Taxes of the Maple Group for all Pre-Closing Tax Periods and shall pay to (or as directed by) the Buyer any Taxes of the Maple Group for all Pre-Closing Tax Periods to the extent such Taxes (x) have not already been paid by the Maple Group prior to the Closing or (y) are not reflected in the accrual for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the Closing Balance Sheet, and such payments shall be made in each applicable case within fifteen (15) days after the date when the Buyer notifies the Sellers of an amount of such Taxes that is payable to the relevant Taxing Authority.

9.2.2 Tax Periods Beginning Before and Ending After the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Maple Group for Tax periods which begin before the Closing Date and end after the Closing Date (“Straddle Tax Periods”). The Sellers shall pay to the Buyer an amount equal to the portion of such Taxes which relates to the portion of such Straddle Tax Period ending on the Closing Date to the extent such Taxes are not reflected in the accrual for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the Closing Balance Sheet. Any such payment for Taxes for any Straddle Tax Period shall be made by the Sellers to the Buyer within fifteen (15) days of the date when the Buyer notifies the Sellers of an amount of such Taxes that is payable to the relevant Taxing Authority. For purposes of this Section 9.2.2, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Tax Period, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Tax other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Straddle Tax Period shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice (to the extent permitted by law) of the Maple Group.

9.2.3 Tax Return Periods After the Closing Date. Buyer shall timely prepare and file or cause to be timely prepared and filed all Tax Returns for each of the Maple Companies required to be filed for taxable periods beginning after the Closing Date. Buyer shall timely pay or cause to be paid the amount of Taxes due shown on such Tax Returns.

9.3 Cooperation on Tax Matters.

9.3.1 Seller, Shareholders, and each of the Maple Companies shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any Tax proceeding. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Maple Companies and Seller, agree (A) to retain all books and records with respect to Tax matters pertinent to each of the Maple Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Maple Companies or Seller, as the case may be, shall allow the other party to take possession of such books and records.

9.3.2 Buyer shall provide Seller with notice of any written inquiries, audits, examinations or proposed adjustments by the Internal Revenue Service or any other Taxing Authority, which relate to any taxable period of any of the Maple Companies ending on or before the Closing Date within thirty days of receipt of such notice. Seller shall have the sole right to represent the interests of each of the Maple Companies in any Tax audit or administrative proceeding relating to any taxable period of the Maple Companies ending on or before the Closing Date, to employ counsel of his choice at his expense, and to settle any issues and to take any other actions in connection with such proceedings relating to such taxable periods; provided, however, that Seller shall use reasonable efforts to inform Buyer of the status of any such proceedings, shall provide Buyer (at Buyer’s cost and expense) with copies of any pleadings, correspondence, and other documents as Buyer may reasonably request, shall consult with Buyer prior to the settlement of any such proceedings and shall obtain the prior written consent of Buyer prior to the settlement of any such proceedings that could adversely affect Buyer in any taxable period ending after the Closing Date, which consent shall not be unreasonably withheld; provided further, however, that Buyer and counsel of its own choosing shall have the right to participate in, but not direct, the prosecution or defense of such proceedings at Buyer’s sole expense. Buyer and the Maple Companies shall execute and deliver to Seller such powers of attorney and other documents as may be necessary or appropriate to give effect to the foregoing.

9.3.3 Buyer, Seller and the Maple Companies agree, upon request, to use commercially reasonable efforts to obtain any ruling, certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

9.3.4 Seller, the Shareholders and the Maple Companies agree to retain all documents and other records for the appropriate period of time as set forth in Treasury Regulation Section 1.6011-4(g) which relate to any Reportable Transaction in which any of the Maple Companies has participated.

9.4 Restrictive Covenants.

9.4.1 Confidentiality Covenant. Buyer recognizes that the Seller and Shareholders have acquired valuable information concerning the Maple Companies, their business, their customers, their internal and external processes, and other proprietary information and/or may acquire valuable information concerning Buyer, its business, its customers, its internal and external processes, and other proprietary information. Seller and Shareholders agree that all such information is confidential and shall not be disseminated, shared, given, revealed, sold, assigned, transferred or otherwise delivery in any way or in any manner to any Person not a party to this Agreement, except Seller’s and Shareholders’ respective attorneys or accountants, but only to the extent such information is reasonably necessary for the express purpose of that advisor. Such advisors shall be similarly bound to the confidentiality provision set forth herein.

9.4.2 Noncompetition Covenant. For a period of five (5) years after the Closing Date (the “Restricted Period”) none of the Seller, Shareholders or Guarantor will, directly or indirectly (whether as an owner, manager, employee, lender, investor, guarantor, surety, consultant, independent contractor, advisor or other capacity), engage in the Business in the states of Colorado, Nevada and Oregon and in any state contiguous to such states.

9.4.3 Nonsolicitation Covenant. During the Restricted Period, Seller, Shareholders and Guarantor will not, directly or indirectly (whether as an owner, manager, consultant, independent contractor, advisor or other capacity), solicit, hire or assist any Person who is or during such period becomes a customer (including a Person to which Buyer or its subsidiaries or affiliates provide management services), supplier, payer, employee of, or a consultant to, the Buyer, its subsidiaries or affiliates, in any manner which interferes with such Person’s relationship with the Buyer, its subsidiaries or affiliates, or in an effort to obtain any such Person as a customer (including a Person to which Buyer or its subsidiaries or affiliates provide management services), supplier, payer, employee of, or a consultant to, any Person that conducts a business competitive with any part of the Buyer, its subsidiaries or affiliates.

9.4.4 Enforcement of Covenants. The parties hereto declare that it is impossible to measure in money the damages that will accrue to Buyer in the event that Seller and/or Shareholders breaches any of the covenants set forth in Section 9.5.1, 9.5.2 and 9.5.3 (“Restrictive Covenants”). In the event that Seller or Shareholders breaches any such Restrictive Covenant, Buyer shall be entitled to an injunction, a restraining order or such other equitable relief, including, but not limited to, specific performance (without the requirement to post bond), restraining Seller or Shareholders from violating such Restrictive Covenant, Seller or Shareholders hereby waives the claim or defense that Buyer has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that Buyer has an adequate remedy at law. The parties hereby agree that the Restricted Period shall be extended, with respect to Seller or Shareholders by any period during which Seller or Shareholders is found to be in violation of, or to have violated, these covenants.

9.4.5 Acknowledgements. Buyer is acquiring the Business (including its goodwill, staff, internal and external processes, customers, and other proprietary information) and paying the Purchase Price in anticipation of operating the Business in the states where it presently is being operated, expanding the Business in such states and into any contiguous state. Seller and the Shareholders are aware of Buyer’s intentions and acknowledge that Buyer has stated that the Purchase Price Buyer is willing to pay would be substantially less without the Restrictive Covenants. Seller and the Shareholders have agreed to in this

Section 9. Each of Seller and the Shareholder acknowledge that the Restrictive Covenants are reasonable and necessary to protect the Buyer’s legitimate business interests.

9.4.6 Scope. If any portion of any Restrictive Covenant or its application is construed to be invalid, illegal or unenforceable, then the remaining portions and their application shall not be affected thereby, and shall be enforceable without regard thereto. If any of the Restrictive Covenants is ever disputed or determined to be unenforceable because of its scope, duration, geographical area or other similar factor, then the court or other trier of fact making such determination shall modify, reduce or limit such scope, duration, area or other factor, and enforce such Restrictive Covenant to the extent it believes is lawful and appropriate.

9.5 Purchase Price Allocation.

9.6 The Purchase Price shall be allocated among the stock of Maple Star and the membership interests of Maple Services in the manner set forth on Schedule 9.6 (“Purchase Price Allocation”). The portion of the Purchase Price that is allocated to the membership interests of Maple Services shall be allocated among the underlying assets of Maple Services in the manner set forth on Schedule 9.6 attached hereto (“Maple Services Purchase Price Allocation”), which shall be mutually agreed upon by the Sellers and the Buyer. The Sellers and the Buyer shall file all Tax Returns in accordance with the Purchase Price Allocation and the Maple Services Purchase Price Allocation. Neither the Sellers nor Buyer shall take any position in any Tax Return, tax proceeding or audit that is inconsistent with the Purchase Price Allocation or the Maple Service Purchase Price Allocation.

9.7 SEC Compliance. To the extent requested by Buyer, Seller shall use commercially reasonable efforts to assist Buyer with respect to Buyer’s completion of any audit procedures necessary for Buyer to comply with its Securities and Exchange Commission filings required to be made in connection with the signing of this Agreement and the Closing, including causing the Maple Companies’ current accountants and auditors to cooperate with Buyer. Buyer shall be responsible for the fees and costs of the auditors it selects and Seller and Buyer shall equally share the fees and costs of each of the Maple Companies’ current accountants and auditors in connection herewith. Seller acknowledges that Buyer anticipates being required to file with the Securities and Exchange Commission at least two (2) prior years of each of the Maple Companies’ audited financial statements within sixty (60) days of the Closing Date and agrees to reasonably cooperate with Buyer to enable Buyer to meet the anticipated filing obligations.

9.8 Maintenance of and Access to Records. Buyer shall maintain all Maple Group (MS Colorado and MS Oregon records to be maintained only to the extent managed by Buyer or its affiliates) pre-Closing records for a period of six years from the Closing Date. From and after the Closing Date, Buyer shall make available to Seller and the Shareholders copies of all such records within five business days of the request of such record, provided Seller or the Shareholders requesting the records shall pay the actual cost of copying them.

9.9 Interim Period True-Up. Within twenty (20) days of the end of the last day of the month during which the Closing Date occurs, Seller shall provide Buyer a report which shall specify, for the period from the Effective Date to and including the Closing Date, any (a) cash receipts and (b) cash disbursements out of the ordinary course of business (which for these purposes shall include, but not be limited to, cash payments to the Maple Companies’ attorneys and accountants related to the transaction) and not accrued for on the July 31, 2005 financial statements as a liability of the Maple Companies, which amounts will be deducted from the computation of the Actual Working Capital; provided, further, that the cash on hand on the Closing Date for Maple Star shall be no less than $300,000. Such information shall be reported on a cash accounting basis. Buyer shall have a ten (10) day period to review each such report and during such period Buyer shall be permitted, at reasonable times and upon reasonable notice, to examine the financial books and records of the Seller pertaining to such reports. If Buyer does not object to the interim period true-up report within the ten (10) day review period, Seller’s interim period true-up report shall be final, conclusive and binding upon the parties. Any disputes between Buyer and Seller with respect to the interim period true-up report shall be resolved by the Accounting Firm pursuant to the procedures set forth in Section 2.2.3.5.

SECTION 10. INDEMNIFICATION

10.1 Indemnification by Seller and Shareholders. The Maple Companies (prior to the Closing only) Seller, Shareholders and Guarantor (collectively be referred to as the “Seller Group”), jointly and severally, shall indemnify, defend and hold harmless Buyer, its officers, directors, employees, agents, representatives, subsidiaries, affiliates and Buyer’s successors and assigns (each a “Buyer Indemnified Party” or, collectively, “Buyer Indemnified Parties”) from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses, including reasonable attorney’s fees and court costs (“Loss”, or “Losses”), arising out of or caused by, directly or indirectly, any of the following; provided, the determination of Losses shall be made without regard to any materiality qualification:

10.1.1 Any misrepresentation, breach or failure of any warranty or representation made by the Seller Group in or pursuant to this Agreement. It is understood by the parties that the representations and warranties made by the Seller Group (except for the Maple Companies) in this Agreement survive until the Expiration Date (as set forth in Section 12.4 herein).

10.1.2 Any failure or refusal by any of the Seller Group to satisfy or perform any covenant, term or condition of this Agreement or any agreement to be executed and delivered pursuant to this Agreement that is required to be satisfied or performed by any or all of them.

10.1.3 The unpaid Taxes of (i) any member of the Maple Group for any Pre-Closing Tax Periods and the portion through the end of the Closing Date for any Straddle Tax Period and (ii) any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract or otherwise; provided, however, in the case of 10.1.3(i) and 10.1.3(ii), Sellers shall only be liable to the extent such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the Closing Balance Sheet.

10.1.4 Obligations described in Sections 7.1.11 and Section 7.1.12.

10.1.5 Any Proceeding against the Buyer Indemnified Parties by any Person arising out of or caused by, directly or indirectly, any act or omission of any of the Maple Companies, or any of its equity holders, managers, officers, employees, agents or representatives, occurring at any time on or before the Closing Date.

10.1.6 Any lack of customary insurance coverage for a similar company engaged in a similar business.

10.1.7 Any Proceeding disclosed on Schedule 3.19.

10.2 Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless Seller and the Maple Companies (but the indemnification obligation benefiting the Maple Companies shall expire upon the occurrence of the Closing) and their respective officers, employees, agents, representatives (including executors, administrators and personnel representatives) and successors and assigns (each a “Seller Indemnified Party” or, collectively, “Seller Indemnified Parties”), from and against any and all Losses, arising out of or caused by, directly or indirectly, any or all of the following:

10.2.1 Any misrepresentation, breach or failure of any warranty or representation made by the Buyer in or pursuant to this Agreement, it being the agreed intention of the parties that for purposes of this Section.

10.2.2 Any material failure or refusal by Buyer to satisfy or perform any covenant, term or condition of this Agreement or any agreement to be executed and delivered pursuant to this Agreement that is required to be satisfied or performed by it.

10.2.3 Any Proceeding against Seller by any Person not arising out of or caused by, directly or indirectly, any act or omission of Seller, or any of his agents or representatives, occurring at any time after the Closing Date.

10.3 Indemnification Procedures. With respect to each event, occurrence or matter (an “Indemnification Matter”) as to which Buyer or any member of the Seller Group, as the case may be, (the “Indemnitee”) is entitled to indemnification from the Seller Group or Buyer, as the case may be, (the “Indemnitor”) under Section 10.1:

10.3.1 Within thirty (30) days after the Indemnitee receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a third party action, suit, claim or demand, after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitee shall give notice to the Indemnitor of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith (“Indemnification Notice”), together with copies of any such written documents.

10.3.2 If a third party action, suit, claim or demand is involved, then, upon receipt of the Indemnification Notice, the Indemnitor shall, at its expense and through counsel of its choice, promptly assume and have sole control over the litigation, defense or settlement (“Defense”) of the Indemnification Matter, except that (i) the Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense; (ii) if the Indemnitee reasonably believes that the handling of the Defense by the Indemnitor may have a material adverse effect on the Indemnitee, its business or financial condition, or its relationship with any patient, Referral Source, prospect, supplier, payer, employee, salesman, consultant, agent or representative, then the Indemnitee may, at its option and expense and through counsel of its choice, assume control of the Defense, provided that the Indemnitor shall be entitled to participate in the Defense at its expense and through counsel of its choice; (iii) the Indemnitor shall not consent to any Judgment, or agree to any settlement, without the Indemnitee’s prior written consent; and (iv) if the Indemnitor does not promptly assume control over the Defense or, after doing so, does not continue to prosecute the Defense in good faith, the Indemnitee may, at its option and through counsel of its choice, but at the Indemnitor’s expense, assume control over the Defense. In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the Defense, including by furnishing all available documentary or other evidence as is reasonably requested by the other.

10.3.3 All amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full within ten (10) business days after a final Judgment (after allowing Indemnitor the option of exhausting all possible appeals) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed. If the amounts owed by the Indemnitor to the Indemnitee are not paid when due, interest shall accrue on such amount at the rate of six percent (6%) per annum compounded until paid in full.

10.4 Limits on Indemnification. The maximum liability that Buyer or Seller Group, as applicable, may have with respect to claims for indemnification under Sections 10.2 and 10.1, respectively, will be an amount equal to Eight Hundred and Forty Thousand Dollars ($840,000) (the “Indemnification Cap”), other than with respect to matters involving (i) fraud, intentional misconduct, willful misconduct or bad faith, (ii) breaches of any representation, warranty or covenant contained in (a) Section 3.2 (Authority; Non-Contravention), (b) Section 3.3 (Capital Stock and Ownership), (c) Section 3.8 (Obligations), (d) Section 3.10 (Accounts Receivable), including the matters disclosed on Schedule 3.10, (e) Section 3.18 (Taxes) and Section 9.2, (f) Section 3.22 (Questionable Payments) and (g) Section 3.27 (Brokerage Fees) and payment of any brokerage fees, (iii) claims made by any Buyer Indemnified Parties hereunder in connection with Losses resulting, arising from or related to any Proceeding, incident or facts disclosed on Schedule 3.19 (“Litigation”) for which the maximum liability shall be Nine Hundred Forty-Eight Thousand Dollars ($948,000) which amount shall be separate and apart from the Indemnification Cap, (iv) breach of any representation, warranty or covenant contained in Section 3.6.3 related to items of Working Capital and any amounts due to a party under Section 2.2.3.6, and (v) breach of the covenants contained in Section 6.7 (collectively, the “Carve-outs”). The Buyer and Seller Group shall not be required to indemnify and hold harmless for Losses until the aggregate amount of Losses accruing against the Buyer on one hand and the Sellers Group on the other hand, exceeds Ten Thousand Dollars ($10,000.00) (the “Threshold Amount”), after which the responsible party or parties shall be obligated for all Losses, as applicable, without regard to the Threshold Amount; provided however that the Threshold Amount shall not apply to Losses resulting from the Carve-outs.

10.5 Reduction for Insurance or Other Recoveries. The amount which an indemnifying party or parties, as the case may be, is required to pay to, for or on behalf of the applicable indemnitee pursuant to this Section 10 shall be reduced by any insurance proceeds actually recovered from each of the Maple Companies’ insurance policies in place prior to Closing by or on behalf of such indemnitee in reduction of the related Loss (provided that nothing contained herein shall obligate any indemnitee to maintain any such insurance coverage or to pursue any such recovery).

10.6 Set-Off of Claims for Losses Against Escrow and Earn-Out. In addition to all other available remedies, subject to Sections 10.3 and 10.4, Buyer may deduct the amount of Losses from the Escrow Amount or deduct payment from the Earn Out to satisfy any Indemnification Matters or Losses under this Section 10 at Buyer’s sole discretion; provided, however, the Buyer shall not be obligated to exhaust all of its rights and remedies against the foregoing.

SECTION 11. TERMINATION

11.1 Right to Terminate. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing:

(i) by mutual consent of the Buyer, on the one hand, and Seller and, on the other;

(ii) by the Buyer, on the one hand, or Seller, on the other hand, if the Closing shall not have occurred by August 21, 2005, provided, however, that the right to terminate this Agreement under this Section 11.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(iii) by the Buyer, on the one hand, or Seller, on the other hand, if a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(iv) by Seller and the Maple Companies if the Buyer (x) breaches its representations and warranties in any material respect, or (y) fails to comply in any material respect with any of its covenants or agreements contained herein;

(v) by the Buyer if Seller and/or the Maple Companies (x) breach their representations and warranties in any material respect, or (y) fail to comply in any material respect with any of its covenants or agreements contained herein; or

11.2 Obligations to Cease. Subject to the next succeeding sentence, in the event that this Agreement shall be terminated pursuant to Section 11.1 hereof, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party except for (i) the obligations of Section 9.5.1 with respect to confidentiality (ii) the obligations with respect to publicity contained in Section 12.1 hereof and (iii) the obligations with respect to costs contained in Section 12.2 hereof, provided, however, that in the event of a termination of this Agreement by reason of either clause (iv) or (v) of Section 11.1 hereof, the non-terminating party(ies) shall reimburse the terminating party(ies) for its (their) reasonable out-of-pocket expenses (which shall include legal and accounting fees, etc.), incurred relative to this Agreement and the transactions contemplated herein.

SECTION 12. OTHER PROVISIONS

12.1 Publicity. At all times before the Closing Date, without the prior written consent (which consent shall not be unreasonably withheld) of the other parties hereto, none of the parties hereto shall issue any announcement, press release, public statement or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prevent any party hereto, at any time, from furnishing any required information to any Government Body or from issuing any announcement, press release, public statement or other information to the press or any third party with respect to the Agreement or the transaction contemplated hereby (after consulting with the other parties hereto at least one day prior to furnishing such information or issuing such announcement, press release or public statement) if required by Law or any stock exchange or inter-dealer quotation system on which the securities of a party are traded.

12.2 Fees and Expenses. Except with respect to indemnification claims which shall be governed by Section 10, which fees shall be paid equally by the Buyer, on the one hand, and Seller on the other hand, Buyer shall pay all of the fees and expenses incurred by it, and Seller and Shareholders shall pay all of the fees and expenses incurred by Seller, Shareholders and the Maple Companies, in negotiating and preparing this Agreement (and all other Contracts and documents executed in connection herewith or therewith) and in consummating the transactions contemplated hereby.

12.3 Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized overnight delivery service, postage or delivery charges prepaid or five business days after being sent by registered or certified mail, return receipt requested, postage charges prepaid. Notices also may be given by facsimile and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in one of the manners provided in the preceding sentence. Notices to Seller, Shareholders and the Maple Companies (prior to the Closing) shall be sent to their respective addresses stated on page one of this Agreement. Notices to Buyer shall be sent to Buyer’s address stated on page one of this Agreement to the attention of Fred Furman, Esquire, General Counsel, with a copy sent simultaneously to Blank Rome LLP, One Logan Square, Philadelphia, PA 19103, Attention: Thomas Dwyer, Esquire. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 12.3, provided that any such change of address notice shall not be effective unless and until received.

12.4 Survival. All representations and warranties made by any party hereto pursuant to the terms of this Agreement or any Ancillary Document (as defined herein) and any rights to indemnification for a breach of a representation or warranty shall survive until the third anniversary of the Closing Date (the “Expiration Date”); provided, however, that the representations and warranties made by Seller, Shareholders and Guarantor as to Section 3.2 (Authority; Non-Contravention), Section 3.3 (Capital Stock and Ownership), Section 3.18 (Taxes) and Section 3.22 (Questionable Payments), shall extend for their respective statutes of limitations plus ninety (90) days. All statements of fact contained in this Agreement (and the schedules and exhibits hereto) or in any certificate, document or statement (including without limitation the Financial Statements) delivered pursuant hereto or in connection with the consummation of the transactions contemplated hereby, including, without limitation, the Releases (collectively, the “Ancillary Documents”) shall be deemed representations and warranties.

12.5 Interpretation of Representations. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty.

12.6 Reliance by Buyer. Notwithstanding the right of Buyer to investigate the business, Assets and financial condition of Seller, Shareholders and the Maple Companies, and notwithstanding any knowledge obtained or obtainable by Buyer as a result of such investigation, Buyer has the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by Seller, Shareholders and the Maple Companies in this Agreement or pursuant hereto. Seller has the unqualified right to rely upon each of the representations and warranties made by Buyer pursuant to this Agreement. The representations and warranties are bargained for assurances.

12.7 Entire Understanding. This Agreement, together with the Exhibits and Schedules hereto, state the entire understanding among the parties with respect to the subject matter hereof, and supersede all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof, including all confidentiality letter agreements and letters of intent previously entered into among some or all of the parties hereto. No amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought. Nothing contained in this Agreement shall be deemed to limit (or adversely affect) in any manner any right or remedy of any Indemnitee under any of the agreements contemplated by this Agreement.

12.8 Assignment. This Agreement shall bind, benefit, and be enforceable by and against Buyer, Seller, Shareholders, Guarantor, the Maple Companies and their respective successors and assigns. No party shall in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of the other parties; provided, however, that, without the consent of any other party hereto, Buyer may assign or otherwise transfer this Agreement (and any other agreements delivered pursuant hereto) (x) to its lender in connection with Buyer’s financing of the transactions contemplated hereunder or (y) to a wholly owned subsidiary of the Buyer provided Buyer guarantees its obligations hereunder.

12.9 Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

12.10 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

12.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

12.12 Section Headings. Section and sub-Section headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

12.13 References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

12.14 Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

12.15 Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Agreement, any of the agreements contemplated hereby or otherwise, (a) each of the parties irrevocably consents to the jurisdiction and venue of the federal and state courts located in Wilmington, Delaware, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in Wilmington, Delaware, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 12.3, and (e) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other parties (in addition to any other relief to which the prevailing parties may be entitled).

12.16 No Third-Party Beneficiaries. No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto, including any client, payer, Referral Source, prospect, supplier, employee, contractor, salesman, agent or representative of any of the Maple Companies.

12.17 Neutral Construction. In view of the fact that each of the parties hereto have been represented by their own counsel and this Agreement has been fully negotiated by all parties, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this Agreement.

[Signature Page follows]

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement effective as of the day and year first above written.

THE PROVIDENCE SERVICE CORPORATION

By:	/s/ Fletcher J. McCusker
Name:	Fletcher J. McCusker
Title:	Chief Executive Officer

MAPLE SERVICES, LLC,

By:	/s/ Leonard Rutman
Name:	Leonard Rutman
Title:	Member / Manager

MAPLE STAR NEVADA, INC.

By:	/s/ Leonard Rutman
Name:	Leonard Rutman
Title:	President

763677 ALBERTA LTD.

By:	/s/ Hamilton C. Hudson
Name:	Hamilton C. Hudson
Title:	Director / President

1239658 ONTARIO INC.

By:	/s/ Leonard Rutman
Name:	Leonard Rutman
Title:	President

/s/ Leonard Rutman
Leonard Rutman, Individually

/s/ Hamilton C. Hudson
Hamilton C. Hudson, Individually

/s/ Kay D. Hudson
Kay D. Hudson, Individually

THE RUTMAN FAMILY TRUST

By:	/s/ Leonard Rutman
Leonard Rutman, Trustee

By:	/s/ Hamilton C. Hudson
Hamilton C. Hudson, Trustee

By:	/s/ Alan Gratias
Alan Gratias, Trustee

HUDSON FAMILY TRUST

By:	/s/ Hamilton C. Hudson
Hamilton C. Hudson, Trustee

By:	/s/ Kay D. Hudson
Kay D. Hudson, Trustee

By:	/s/ Leonard Rutman
Leonard Rutman, Trustee

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

The following schedules and exhibits are omitted pursuant to Regulation S-K, Item 601(b)(2). The Providence Service Corporation agrees to furnish supplementally a copy of such schedules and/or exhibits to the Securities and Exchange Commission upon request.

Exhibits

Exhibit 8.1.13	Form of Release

Exhibit 8.1.14	Form of Escrow Agreement

Schedules

Schedule 2.2.3	Estimated Working Capital

Schedule 3.1	Organization

Schedule 3.2	Authority; Non-Contravention

Schedule 3.3	Capital Stock and Ownership

Schedule 3.4	Financial, Corporate and Other Records

Schedule 3.5	Compliance with Laws; Permits

Schedule 3.6.2	Financial Statements

Schedule 3.7	Assets

Schedule 3.8	Obligations

Schedule 3.9	None

Schedule 3.10	Accounts Receivable

Schedule 3.11	Tangible Property

Schedule 3.12.2	Real Property

Schedule 3.13	Software and Other Intangibles

Schedule 3.14	Contracts

Schedule 3.15	Employees and Independent Contractors

Schedule 3.16	Employee Benefit Plans

Schedule 3.17	Clients, Payers and Supplies

Schedule 3.18	Taxes

Schedule 3.19	Proceedings and Judgments

Schedule 3.20	Insurance

Schedule 3.21	Environmental

Schedule 3.23	Third Party Payers

Schedule 3.25	Service Facilities; Service Level Indicators